UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2014

Jason Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36051	46- 2888322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 East Wisconsin Avenue, Suite 2100 Milwaukee, Wisconsin		53202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (414) 277-9300

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On June 30, 2014 (the “Closing Date”), the registrant consummated the previously announced business combination (the “Business Combination”) among Jason Partners Holdings Inc. (“Jason”) and JPHI Holdings Inc., a subsidiary of the registrant (“JPHI”), pursuant to the stock purchase agreement (the “Purchase Agreement”), dated as of March 16, 2014, by and among Jason, Jason Partners Holdings LLC (“Seller”), the registrant, Jason Industries, Inc. (formerly known as Quinpario Acquisition Corp.) (“Jason Industries”), and JPHI, providing for the acquisition of all of the capital stock of Jason by JPHI.

In connection with the closing of the Business Combination, the registrant changed its name from Quinpario Acquisition Corp. to Jason Industries, Inc. Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to the combined company and its subsidiaries, “Quinpario” refers to the registrant prior to the closing of the Business Combination.

This Amendment No. 2 on Form 8-K/A (the “Second Amendment”) amends the Form 8-K the Company filed on July 7, 2014, as amended by a Form 8-K/A filed on July 24, 2014 (the “Original 8-K”). Because the Business Combination occurred after the end of the second quarter of Jason and Quinpario, the Second Amendment includes an unaudited pro forma condensed balance sheet as of June 27, 2014 and the unaudited pro forma condensed combined statements of operations for the six months ended June 27, 2014 of Jason and Quinpario after giving effect to the Business Combination and the related financing transactions. The Second Amendment amends in its entirety the pro forma financial information contained in the Original 8-K under Item 2.01. Completion of Acquisition or Disposition of Assets. The Second Amendment also includes (i) an updated Management’s Discussion and Analysis of Financial Conditions and Results of Operation of Jason comparing the period ended June 27, 2014 to the period ended June 28, 2013 and (ii) unaudited Condensed Consolidated Financial Statements of Jason for the quarterly period ended June 27, 2014.

No attempt has been made in this Second Amendment to modify or update any other disclosures presented in the Original 8-K other than the “Security Ownership of Certain Beneficial Owners and Management” under Item 2.01 Completion of Acquisition or Disposition of Assets. The capitalized terms used below but not defined have the meanings ascribed to them in the Original 8-K.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth under “Introductory Note” above is incorporated in this Item 2.01 by reference. The material provisions of the Purchase Agreement are described in the Company’s Proxy Statement dated June 16, 2014 (the “Proxy Statement”) relating to the Special Meeting (as defined below) in the section entitled “Proposal No. 1—Approval of the Business Combination—The Purchase Agreement,” which is incorporated by reference herein.

The Business Combination was approved by Quinpario’s stockholders at the Special Meeting in lieu of 2014 Annual Meeting of the Stockholders held on June 30, 2014 (the “Special Meeting”). At the Special Meeting, 21,870,040 shares of Quinpario common stock were voted in favor of the proposal to approve the Business Combination and no shares of Quinpario common stock were voted against that proposal.

In connection with the closing, the Company redeemed a total of 2,542,667 shares of its common stock pursuant to the terms of the Company’s amended and restated certificate of incorporation, resulting in a total payment to redeeming stockholders of $26,101,273. In the Business Combination, the Company paid the following consideration to the former equity holders of Jason: (i) $260,449,700 in aggregate cash consideration and (ii) reserved 3,485,623 shares of our common stock deliverable upon exchange of shares of JPHI which are held by former equity holders of Jason.

As of the Closing Date following the redemption, there were 21,990,666 shares of common stock of the Company outstanding, 45,000 shares of Series A Convertible Preferred Stock of the Company outstanding and warrants exercisable for 18,400,000 shares of common stock of the Company. As of the Closing Date, the former equity holders of Jason owned approximately 3,485,623 shares of JPHI exchangeable on a one-for-one basis for shares of common stock of the Company. As of the Closing Date, the Quinpario founders owned approximately 31% of the outstanding common stock of the Company and the Quinpario public stockholders owned approximately 69% of the outstanding common stock of the Company.

In connection with the closing of the Business Combination, the unsecured, non-interest bearing promissory note, dated as of May 12, 2014, by and between Quinpario and Quinpario Partners LLC, for an amount up to $2,500,000 inclusive of amounts advanced to Quinpario by Quinpario Partners LLC for transaction costs associated with the exploration of potential business combinations and transaction costs incurred in connection the Business Combination, was paid in full.

Prior to the closing, Quinpario was a shell company with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the closing, the Company became a holding company whose assets primarily consist of interests in its subsidiary, JPHI and its subsidiary Jason. The following information is provided about the business of the Company reflecting the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in this Current Report on Form 8-K. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the Business Combination disrupts current plans and operations as a result of the consummation of the transactions described herein;

•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties set forth in the Proxy Statement in the section entitled “Risk Factors” beginning on page 38.

Business

The business of Jason prior to the Business Combination is described in the Proxy Statement in the section entitled “Information about Jason” beginning on page 176, which is incorporated by reference herein. The business of Quinpario prior to the Business Combination is described in the Proxy Statement in the section entitled “Information about Quinpario” beginning on page 159, which is incorporated by reference herein.

Risk Factors

The risk factors related to the Company’s business and operations are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 38, which is incorporated by reference herein.

Selected Financial Information

Selected Historical Financial Information of Jason

The selected historical financial information of Jason is provided in the Proxy Statement in the section entitled “Selected Historical Financial Information of Jason” beginning on page 32, which is incorporated by reference herein.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

For purposes of this section and the related Notes thereto, the term “Quinpario” refers to Quinpario Acquisition Corp. (now known as Jason Industries, Inc.), “JPHI” refers to JPHI Holdings Inc., and “Jason” refers to Jason Partners Holdings Inc., in each case prior to the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of June 27, 2014 and the unaudited pro forma condensed combined statements of operations for the six months ended June 27, 2014 and for the year ended December 31, 2013 are based on the historical financial statements of Jason and Quinpario after giving effect to the Business Combination and the related financing transactions.

The unaudited pro forma condensed combined statement of operations for the six months ended June 27, 2014 and for the year ended December 31, 2013 give pro forma effect to (1) the Business Combination, (2) the related financing transactions, and (3) the redemption of warrants tendered upon expiration of the Company’s warrant tender offer on July 18, 2014, as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of June 27, 2014 assumes that the Business Combination and the related financing transactions were completed on June 27, 2014.

The unaudited pro forma condensed combined balance sheet as of June 27, 2014 was derived from Jason’s unaudited consolidated balance sheet as of June 27, 2014 and Quinpario’s unaudited consolidated balance sheet as of June 27, 2014. The unaudited pro forma condensed combined statement of operations for the six months ended June 27, 2014 was derived from Jason’s unaudited consolidated statement of operations for the six months ended June 27, 2014 and Quinpario’s unaudited consolidated statement of income for the six months ended June 27, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 was derived from Jason’s audited consolidated statement of operations for the year ended December 31, 2013 and Quinpario’s audited consolidated statement of income for the period May 31, 2013 (inception) to December 31, 2013.

The Business Combination is accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto of Quinpario and Jason.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the post-combination company.

The unaudited pro forma condensed combined financial statements have been prepared based on (1) 2,542,667 shares of Common Stock redeemed, reflecting the final level of stockholders exercising their redemption rights with respect to their shares, and (2) 4,406,227 warrants tendered, reflecting the final level of warrant holders validly tendering their warrants under the Company’s tender offer that expired on July 18, 2014.

On June 30, 2014, we raised gross proceeds of $45 million from the sale of Series A Convertible Preferred Stock to consummate the Business Combination. The Series A Convertible Preferred Stock is convertible into the Common Stock at the option of the holder at any time. For further information regarding the pro forma impact of the conversion of Series A Convertible Preferred Stock to Common Stock refer to notes 3 (o) and 5 (d) of the notes to unaudited pro forma condensed financial information.

On May 6, 2014, we commenced an offer to purchase up to 9,200,000 of our Public Warrants at a purchase price of $0.75 per public warrant in a proposed tender offer that expired on July 18, 2014 (the “Warrant Tender Offer”). On June 18, 2014 and July 7, 2014, we increased the purchase price of the Warrant Tender Offer to $1.00 and $1.50 per Warrant, respectively. The purpose of the Warrant Tender Offer was to provide holders of Public Warrants that may not wish to retain their Public Warrants following the Business Combination the possibility of receiving cash for their Public Warrants. For further information regarding the pro forma impact of the warrant tender refer to note 3 (t) of the notes to unaudited pro forma condensed financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 27, 2014

(in thousands)

	Jason Industries, Inc. (f/k/a Quinpario Acquisition Corp.)	Jason Partners Holdings Inc.	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing	Footnote Reference	Pro Forma Adjustments for Tender of Common Stock and Warrants	Footnote Reference	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$54	$27,471	$(261,566)	3a	$177,077	3k	(26,101)	3s	$84,392
			(17,500)	3b	399,828	3m	(6,609)	3t
			(6,120)	3p	(239,262)	3n
					(205)	3n
					42,500	3o
					(5,175)	3q
Accounts receivable – net		97,692							97,692
Inventories		77,834	3,868	3d					81,702
Other current assets	726	26,471	(1,377)	3h					25,820
Preferred escrow account	45,000				(45,000)	3o			—
Investments held in trust account	177,077	—	—		(177,077)	3k			—

Total current assets	222,857	229,468	(282,695)		152,686		(32,710)		289,606
Property, plant, and equipment – net		126,535	70,861	3e					197,396
Goodwill		34,198	139,683	3i					173,881
Other intangible assets – net		46,429	136,894	3f,3g					183,323
Other assets – net		14,278	(3,327)	3n	12,450	3m			23,401

Total long-term assets	—	221,440	344,111		12,450		—		578,001

TOTAL ASSETS	$222,857	$450,908	$61,416		$165,136		$(32,710)		$867,607

	Jason Industries, Inc. (f/k/a Quinpario Acquisition Corp.)	Jason Partners Holdings Inc.	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing	Footnote Reference	Pro Forma Adjustments for Tender of Common Stock and Warrants	Footnote Reference	Pro Forma Combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$6,389	$—		$3,100	3m			7,139
					(2,350)	3n
Accounts payable and accrued expenses	5,155	93,128	—		(205)	3n			98,078
Deferred underwriters’ fee	5,174		—		(5,175)	3q			(1)
Due to Preferred holders, held in escrow	45,000				(45,000)	3o			—
Other current liabilities		23,027	—		—				23,027

Total current liabilities	55,329	122,544	—		(49,630)		—		128,243
Long-term liabilities:
Long-term debt	—	243,763	387	3n	412,278	3m			416,416
					(236,912)	3n
					(3,100)	3m
Deferred income taxes	—	24,447	73,961	3h					98,408
Other long-term liabilities	—	17,562							17,562

Total long-term liabilities	—	285,772	74,348		172,266		—		532,386

TOTAL LIABILITIES	55,329	408,316	74,348		122,636		—		660,629
Redeemable securities	162,528	—	—		(162,528)	3r	—		—
EQUITY
CONTROLLING INTEREST STOCKHOLDERS’ EQUITY (DEFICIT)
Convertible perpetual preferred stock	—	—	—		45,000	3o	—		45,000
Common stock	1	—	—		2	3r	(1)	3s	2
Additional paid-in capital	10,677	25,455	(25,455)	3j	162,526	3r	(26,100)	3s	137,994
					(2,500)	3o	(6,609)	3t
Retained earnings (accumulated deficit)	(5,678)	17,612	(17,612)	3j			—		(11,798)
			(6,120)	3p
Accumulated other comprehensive income	—	(475)	475	3j	—		—		—

TOTAL STOCKHOLDERS’ EQUITY(DEFICIT) FOR CONTROLLING INTEREST	5,000	42,592	(48,712)		205,028		(32,710)		171,198
NONCONTROLLING INTEREST	n/a	n/a	35,780	3l	—				35,780
TOTAL EQUITY	5,000	42,592	(12,932)		205,028		(32,710)		206,978

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$222,857	$450,908	$61,416		$165,136		$(32,710)		$867,607

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 27, 2014

(in thousands, except share and per share information)

	Jason Industries, Inc. (f/k/a Quinpario Acquisition Corp.) Period for six months ended June 27, 2014	Jason Partners Holdings Inc. Period for the six months ended June 27, 2014	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing	Footnote Reference	Pro Forma Adjustments for Tender of Common Stock and Warrants	Footnote Reference	Pro Forma Combined	Footnote Reference
Revenue	$—	$377,151	$—		$—		$—		$377,151
Cost of sales		293,485	(8,951)	4a	—		—		296,228
			11,694	4b

Gross profit	—	83,666	(2,743)		—		—		80,923
Operating expenses
Selling and administrative expenses	206	55,175	(1,174)	4a			—		59,753
			1,730	4b
			(2,727)	4c
			6,543	4d
Newcomerstown fire gain	—	—					—		—
Restructuring	—	2,554					—		2,554
Transaction-related expenses	4,982	4,774	(9,756)	4g					—
Other net charges (gains)	—	338					—		338

Total operating expense	5,188	62,841	(5,384)		—		—		62,645
Operating income (loss)	(5,188)	20,825	2,641		—		—		18,278
Other income (expenses)
Interest (expense)	—	(7,219)	—		6,518	4e	—		(15,617)
					(14,916)	4f
Interest income	23						—		23
Gain from sale of joint ventures	—	3,508	—				—		3,508
Other income	—	938	—				—		938

Total other income (expense)	23	(2,773)	—		(8,398)		—		(11,148)

Pre-tax income	(5,165)	18,052	2,641		(8,398)		—		7,130
Provision for income taxes	—	5,080	940	4h	(3,216)	4h	—		2,804

Net income (loss)	(5,165)	12,972	1,701		(5,181)		—		4,326

	Jason Industries, Inc. (f/k/a Quinpario Acquisition Corp.) Period for six months ended June 27, 2014	Jason Partners Holdings Inc. Period for the six months ended June 27, 2014	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing	Footnote Reference	Pro Forma Adjustments for Tender of Common Stock and Warrants	Footnote Reference	Pro Forma Combined	Footnote Reference
Less: Net income (loss) attributable to the noncontrolling interest	—	—	—		(789)	4i			(789)

Net income (loss) attributable to controlling interest	(5,165)	12,972	1,701		(5,970)		—		3,537
Accretion of preferred stock dividends and redemption premium	—	—	—		(1,800)	5c	—		(1,800)

Net income (loss) attributable to common shareholders of controlling interest	$(5,165)	$12,972	$1,701		$(7,770)		$—		$1,737

Earnings (loss) per share available to common shareholders of controlling interest – basic	$(0.61)								$0.08
Earnings (loss) per share available to common shareholders of controlling interest – diluted	$(0.61)								$0.08
Weighted shares outstanding – basic	8,437,046		16,096,287	5a			(2,542,667)	3s	21,990,666	5a
Weighted shares outstanding – diluted	8,437,046		16,096,287	5a			(2,542,667)	3s	21,990,666	5a,5b

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 31, 2013

(in thousands, except share and per share information)

	Jason Industries, Inc. (f/k/a Quinpario Acquisition Corp.) Period from May 31, 2013 (Inception) to December 31, 2013	Jason Partners Holdings Inc. (Period from January 1, 2013 to December 31, 2013)	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing	Footnote Reference	Pro Forma Adjustments for Tender of Common Stock and Warrants	Footnote Reference	Pro Forma Combined	Footnote Reference
Revenue	$—	$680,845	$—		$—		$—		$680,845
Cost of sales	—	527,371	(19,889)	4a	—		—		530,867
			23,385	4b

Gross profit	—	153,474	(3,496)		—		—		149,978

Operating expenses:
Selling and administrative expenses	536	109,962	(1,692)	4a	—		—		119,929
			3,462	4b
			(5,424)	4c
			13,085	4d
Newcomerstown fire gain	—	(12,483)	—		—		—		(12,483)
Restructuring	—	2,950	—		—		—		2,950
Other net charges (gains)	—	(674)	—		—		—		(674)

Total operating expense	536	99,755	9,431		—		—		109,722

Operating income (loss)	(536)	53,719	(12,927)		—		—		40,256

Other income (expenses):
Interest (expense)	—	(20,716)	—		18,896	4e	—		(31,713)
					(29,893)	4f
Interest income	22	—	—		—		—		22
Gain from involuntary conversion of property, plant and equipment	—	6,351	—		—		—		6,351
Other income	—	2,981	—		—		—		2,981

Total other income (expense)	22	(11,384)	—		(10,997)		—		(22,359)

Pre-tax income (loss)	(514)	42,335	(12,927)		(10,997)		—		17,897
Tax provision (benefit)	—	18,247	(4,602)	4h	(4,212)	4h	—		9,433

Net income (loss)	(514)	24,088	(8,325)		(6,785)		—		8,464

	Jason Industries, Inc. (f/k/a Quinpario Acquisition Corp.) Period from May 31, 2013 (Inception) to December 31, 2013	Jason Partners Holdings Inc. (Period from January 1, 2013 to December 31, 2013)	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing	Footnote Reference	Pro Forma Adjustments for Tender of Common Stock and Warrants	Footnote Reference	Pro Forma Combined	Footnote Reference
Less: Net income attributable to the noncontrolling interest	—	—	—		(1,540)	4i	—		(1,540)

Net income (loss) attributable to controlling interest	(514)	24,088	(8,325)		(8,325)		—		6,924
Accretion of preferred stock dividends and redemption premium	—	(2,405)	2,405	3j	(3,600)	5c	—		(3,600)

Net income (loss) attributable to common shareholders of controlling interest	$(514)	$21,683	$(5,920)		$(11,925)		$—		$3,324

Earnings (loss) per share available to common shareholders of controlling interest—basic	$(0.07)								$0.15
Earnings (loss) per share available to common shareholders of controlling interest—diluted	$(0.07)								$0.15
Weighted average shares outstanding—basic	7,526,526	—	17,006,807	5a	—		(2,542,667)	3s	21,990,666	5a
Weighted average shares outstanding—diluted	7,526,526	—	17,006,807	5a	—		(2,542,667)	3s	21,990,666	5a,5b

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transactions

On June 30, 2014, pursuant to the Purchase Agreement, Quinpario acquired Jason through the acquisition of the outstanding shares of Jason’s common stock by JPHI (the “Business Combination”). Pursuant to the Purchase Agreement, upon the effectiveness of the Business Combination, shares of common stock of Jason were exchanged for cash, in the case of Seller, and validly issued shares of JPHI’s common stock in the case of the “Rollover Participants.” The Business Combination purchase price of $538.65 million is subject to working capital and other customary adjustments to be determined at the closing of the Business Combination in accordance with the terms of the Purchase Agreement. Assuming the Business Combination occurred on June 27, 2014, the consideration that would have been paid to Seller and the Rollover Participants for their respective shares of Jason common stock would have been $297.3 million, consisting of $261.5 million in cash (the “Cash Consideration”) and $35.8 million in common equity issued by JPHI (“JPHI Shares”) in exchange for the contribution of shares of Jason common stock by such members of Seller (“rollover”). Such consideration reflects an increase of $10.8 million representing the working capital adjustment based on a target working capital level of $80.0 million and a $17.5 million reduction for estimated transaction expenses paid on behalf of Seller by Jason. The Cash Consideration was comprised of funds held in our trust account and through a redemption by Jason of the remaining shares of its common stock held by Seller using the proceeds of the debt financing. The remainder of such debt financing was used by Jason to pay certain of its existing indebtedness and for general corporate purposes after closing. Such borrowed funds were assumed by the Company at closing.

On May 6, 2014, Quinpario commenced an offer to purchase up to 9,200,000 of our Public Warrants at a purchase price of $0.75 per public warrant in a proposed tender offer that expired on July 18, 2014 (the “Warrant Tender Offer”). On June 18, 2014 and July 7, 2014, Quinpario increased the purchase price of the Warrant Tender Offer to $1.00 and $1.50 per Warrant, respectively. On July 18, 2014, warrant holders validly tendered 4,406,227 warrants, resulting in a total purchase price of $6.6 million for warrants tendered.

2. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 27, 2014 assumes that the Business Combination, the related proposed financing transactions, and the Warrant Tender Offer were completed on June 27, 2014. The unaudited pro forma condensed combined statements of operations for the six months ended June 27, 2014 and for the year ended December 31, 2013 give pro forma effect to the Business Combination and the related financing transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of June 27, 2014 was derived from Jason’s unaudited consolidated balance sheet as of June 27, 2014 and Quinpario’s unaudited consolidated balance sheet as of June 27, 2014. The unaudited pro forma condensed combined statement of operations for the six months ended June 27, 2014 was derived from Jason’s unaudited consolidated statement of operations for the six months ended June 27, 2014 and Quinpario’s unaudited consolidated statement of income for the six months ended June 27, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 was derived from Jason’s audited consolidated statement of operations for the year ended December 31, 2013 and Quinpario’s audited consolidated statement of income for the period May 31, 2013 (inception) to December 31, 2013.

Jason’s audited consolidated statement of operations for the year ended December 31, 2013 includes certain insurance gains related to the resolution of insurance claims for a fire that destroyed its Newcomerstown, Ohio facility in 2011. These gains include $12.4 million associated with business interruption activities and $6.4 million associated with the involuntary conversion of property, plant and equipment. These gains are more fully described in Note 18 of Jason’s audited consolidated financial statements.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Jason and Quinpario. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Business Combination, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results. Unless indicated otherwise, all amounts presented in the unaudited pro forma condensed combined financial information section are in thousands, except per share information.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary. An independent third-party valuation firm assisted in performing a preliminary valuation. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the determination of the final aggregate consideration paid in connection with the Business Combination as a result of all adjustments set forth in the Purchase Agreement and the final evaluation of Jason’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, including increases or decreases to depreciation or amortization resulting from the allocation of purchase price to depreciable property, plant and equipment and amortizable intangible assets, respectively, may be material. The allocation is expected to occur within one year of the consummation of the Business Combination.

The preliminary consideration and allocation of the purchase price to the fair value of Jason’s assets acquired and liabilities assumed as if the acquisition date was June 27, 2014 is presented as follows (in thousands):

	Note	Amount
Calculation of consideration
Purchase price	3a	$538,650
Purchase price adjustments in accordance with the Purchase Agreement
Add: Working capital adjustment	3a	10,751
Less: Bank debt, including accrued interest	3a	(250,826)
Add: Cash and cash equivalents	3a	16,271
Less: Seller transaction costs to be paid by Jason	3b	(17,500)

Total consideration to be transferred	3a	$297,346
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Jason’s net assets	3c	42,592
Less: Transaction costs expected to be incurred by Jason	3b	(17,500)
Less: Historical deferred financing costs and debt discount	3n	(3,714)
Less: Historical Jason goodwill	3i	(34,198)

		$(12,820)
Fair value adjustments of net assets acquired
Inventories	3d	3,868
Property, plant and equipment	3e	70,861
Identifiable intangible assets
Patents	3f	1,400
Trademarks and other intangibles	3f	37,536
Customer relationships	3g	97,958
Deferred tax liabilities	3h	(75,338)

Goodwill	3i	$173,881

(a)	In accordance with the Purchase Agreement, the purchase price of $538,650 is to be adjusted based on a target net working capital level of $80,000; the purchase price will be increased by the amount that working capital exceeds the target level or will be decreased by the amount that working capital falls below the target level. The purchase price is to be further reduced for transaction expenses of Seller and for the amount of Jason’s net bank debt. Net bank debt refers to total gross bank debt, including accrued interest, less the amount of Jason’s cash and cash equivalents adjusted for the net after tax proceeds received in the recent sale of two joint venture operations. Assuming a June 27, 2014 transaction date, the net purchase price paid to Seller would total $297,346, consisting of $261,566 in cash and $35,780 in common equity as described in note 3l.

(b)	Represents the estimated amount of Seller transaction costs to be paid by Jason of $17,500 including investment banking fees of $8,100, fees payable to Saw Mill Capital LLC and Falcon Investment Advisors LLC (Seller’s significant shareholders) in accordance with the Management Services Agreement dated September 21, 2010 of $5,380, fees for legal, accounting, tax and valuation services of $2,700, and other expenses of $1,320. These costs will result in a reduction to Jason’s historical net assets and are not included in the pro forma statement of operations as they are directly related to the Business Combination and will be non-recurring.

(c)	Reflects the acquisition of the historical book value of Jason’s net assets as of June 27, 2014.

(d)	Represents the write-up of inventories by $3,868 to their estimated fair value of $81,702. Jason carries approximately 50 days of inventory to meet its production requirements and customer orders. Therefore, it is expected that the inventory fair value write-up will result in an increase to cost of goods sold during the period immediately following the Business Combination. The fair value estimate of raw materials was based on the purchase cost of such materials reduced by provisions for estimated obsolescence. The fair value of work-in process inventories was determined by estimating and adding the costs to bring these inventories to a finished state to the book value of such inventories, estimating the selling price of such inventories and then subtracting the cost to complete, disposal costs, holding costs and a normal profit. The fair value of finished goods inventories was determined based on the estimated selling price of such inventories then subtracting disposal costs, holding costs and a normal profit for the selling effort still to be undertaken.

(e)	Represents the write-up of property, plant and equipment by $70,861 to their estimated fair value of $197,396. Excluding land, the property, plant and equipment amount is expected to be depreciated over an average period of 7 years. The fair value estimate of property, plant and equipment is preliminary. The fair value of land and buildings was determined using a value-in-use premise of value. The estimated cost to reproduce these assets and the value of recent market exchanges for similar assets were both used to determine an appropriate fair value. The fair value of personal property was determined using the indirect cost approach. In this method, inflation cost index trends were applied to the original costs of the assets to estimate current reproduction or replacement cost. Depreciation was then subtracted to calculate fair value. The indirect cost approach was used because it was believed to most accurately reflect all of the value attributable to an asset valued on an in-use premise, including the freight, engineering and installation costs.

(f)	Represents the increase in carrying value of patents by $1,400 to reflect their estimated fair value of $2,660 and the increase in carrying value of trademarks and other intangibles by $37,536 to reflect their estimated fair value of $54,300. The fair value estimates of patents, trademarks and other intangibles are preliminary and were determined using the relief from royalty method, which is a variation of the income approach. The relief from royalty method utilizes the present value of royalty streams to provide an estimate of the fair value of the asset. Patents are expected to be amortized over a period of approximately 7 years and trademarks and other intangibles are expected to be amortized over a period of approximately 13 years.

(g)	Represents the increase in carrying value of customer relationships by $97,958 to reflect their estimated fair value of $126,363. The fair value estimate of customer relationships is preliminary and was determined using the income approach. This approach evaluates the present worth of the future economic benefits that accrue to the investors in a business. The present value of expected future cash flows indicates the fair value of the asset. Customer relationships are expected to be amortized over a period of approximately 15 years.

(h)	Represents the recording of current and non-current deferred income tax liabilities of $1,377 and $73,961, respectively, resulting from fair value adjustments for inventories, property, plant and equipment and identifiable intangible assets of $3,868, $70,861 and $136,894, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value write-ups at a 35.6% weighted average statutory income tax rate taking into account applicable U.S. federal, U.S. state and non U.S. rates. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and intangible assets acquired and liabilities assumed by jurisdiction.

(i)	Prior to the Business Combination, Jason’s historical goodwill totaled $34,198. As a result of the Business Combination, goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The acquisition of Jason by Quinpario as of June 27, 2014 would have resulted in a net increase in goodwill of $139,683 to $173,881.

(j)	Represents the elimination of Jason’s historic common stock, additional paid-in capital, accumulated other comprehensive income, retained earnings and accretion of preferred stock dividends and redemption premium.

(k)	Represents the reclassification of the cash equivalents in the Quinpario investments held in trust account to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the Business Combination.

(l)	The total net purchase price to be paid to Seller’s shareholders has been reduced by $35,780 representing the expected value of the amount to be reinvested by the Rollover Participants. Pursuant to the Purchase Agreement, the Rollover Participants will exchange certain of their existing shares of Seller for JPHI Shares and will receive the option to exchange all or a portion of their JPHI Shares into the same number of shares of the Company’s common stock. As a result, Rollover Participants have a 18.2% ownership interest in JPHI (and thereby Jason). Therefore, a non-controlling interest has been recorded at its estimated fair value.

(m)	Represents the issuance of $420,000 of new debt, reduced by the amount of original issue debt discount of $7,722. The new debt is comprised of a seven year $310,000 first lien term loan and an eight year $110,000 second lien term loan. The first lien term loan is to be repaid in the amount of $775 each quarter; therefore, $3,100 of this loan is classified as current portion of long-term debt. The full amount of the second lien term loan is due on the eighth anniversary of the loan. The proceeds from the new debt will be used to retire debt of $239,262 and accrued interest of $205 outstanding under Jason’s existing U.S. senior credit facility and to finance a portion of the Purchase Price. Jason’s existing non U.S. debt of $10,890 will remain outstanding. In connection with the incurrence of the new debt, $12,450 of debt issuance costs are expected to be capitalized and amortized over the life of the underlying issuances.

(n)	Represents the extinguishment of amounts outstanding under Jason’s existing U.S. senior credit facility, including the short-term and long-term portion of term loans of $2,350 and $236,912, respectively, and accrued interest of $205. Capitalized debt issuance costs and debt discount of $3,327 and $387, respectively, will be written off resulting in a reduction to Jason’s historical net assets. These costs are not included in the pro forma statement of operations as they are directly related to the Business Combination and will be non-recurring.

(o)	Represents the issuance of 45,000 shares of Series A Convertible Preferred Stock in the amount of $45,000, reduced by issuance costs of $2,500. Each share of Series A Convertible Preferred Stock is convertible into shares of Jason Industries common stock. The unaudited pro forma condensed combined balance sheet does not assume conversion of the Series A Convertible Preferred Stock. If the Series A Convertible Preferred Stock were to be converted into shares of Jason Industries common stock, the impact on the unaudited pro forma condensed combined balance sheet as of June 27, 2014 would be as follows:

Line Item	Currently Reported	As Adjusted for the Conversion
Convertible perpetual preferred stock	$45,000	$0
Common stock	$2	$2
Additional paid-in capital	$137,994	$182,994

(p)	To record estimated acquisition-related transaction costs of $6,120. In accordance with ASC 805, acquisition-related transaction costs and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the pro forma statement of operations as they are directly related to the Business Combination and will be non-recurring.

(q)	To record the payment of the deferred underwriters’ fee arising in connection with Quinpario’s initial public offering in the amount of $5,175. This transaction is reflected as a reduction in cash and accrued liabilities.

(r)	At June 27, 2014, certain of Quinpario’s common shares were subject to a possible redemption and, as such, an amount of $162,528 was classified outside the equity section in Quinpario’s historical balance sheet. Following consummation of the Business Combination, the shares are no longer redeemable and have been classified as a component of shareholders’ equity.

(s)	To record the impact of redemption of 2,542,667 shares by Quinpario shareholders reducing the remaining cash balance on hand following the Business Combination.

(t)	To record the impact of redemption of 4,406,227 warrants by Quinpario warrant holders reducing the remaining cash balance on hand following the completion of the warrant tender offer.

4. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

(a)	Represents the elimination of Jason’s historic depreciation expense, a portion of which was recorded in cost of goods sold and a portion in selling and administrative expenses.

(b)	To record pro forma depreciation expense on the portion of the purchase price allocated to property, plant and equipment. Depreciation expense associated with assets used in Jason’s manufacturing operations is recorded in cost of goods sold while depreciation expense associated with assets used in selling, general and administrative activities is recorded in selling and administrative expenses. A summary of the estimated depreciation expense for the year ended December 31, 2013 of $26,847 is set forth in the table below. Depreciation expense for the six months ended June 27, 2014 is estimated to be $13,424.

	Preliminary Fair Value	Estimated Useful Life in Years	Estimated Annual Depreciation
Land	$9,220	n/a	$—
Buildings	29,450	20.0	1,473
Improvements	5,640	5.0	1,128
Machinery and Equipment	117,069	8.2	14,276
Furniture and Fixtures	5,632	5.0	1,126
Tooling	12,687	3.0	4,229
Vehicles	1,238	3.0	413
Computers and Software	6,390	2.0	3,195
Construction in Progress	10,070	10.0	1,007

	$197,396		$26,847

(c)	Represents the elimination of Jason’s historic amortization expense.

(d)	To record pro forma amortization expense on the portion of the purchase price allocated to identifiable intangible assets. A summary of the estimated amortization expense for the year ended December 31, 2013 of $13,085 is set forth in the table below. Amortization expense for the six months ended June 27, 2014 is estimated to be $6,543:

	Preliminary Fair Value	Estimated Useful Life in Years	Estimated Annual Amortization
Customer Relationships	$126,363	14.8	$8,541
Patents	2,660	7.0	380
Trademarks and Other	54,300	13.0	4,164

	$183,323		$13,085

(e)	Represents the elimination of Jason’s historic interest expense associated with the U.S. senior credit facility term loans that will be extinguished in connection with the issuance of new debt as described in note 3n.

(f)	To record interest expense of $14,916 and $29,893 for the six months ended June 27, 2014 and for the year ended December 31, 2013, respectively, from the issuance of $420,000 of new debt. Interest expense includes $890 and $1,779 of debt issuance cost amortization for the six months ended June 27, 2014 and for the year ended December 31, 2013, respectively, and $552 and $1,103 of debt discount amortization for the six months ended June 27, 2014 and for the year ended December 31, 2013, respectively. The interest rates under the new financing agreements are expected to be based on LIBOR, with a minimum LIBOR amount (i.e. floor) of 1.00%. First lien term loans totaling $310,000 will carry a margin of 4.50% and second lien term loans totaling $110,000 will carry a margin of 8.00%. Therefore, the total interest rate on the first lien term loans is estimated to be 5.50% and the interest rate on the second lien term loans is estimated to be 9.00%. For the purposes of these unaudited pro forma condensed combined financial statements, the LIBOR floor of 1.00% has been assumed in view of the fact that applicable LIBOR rates are currently less than 1.00%. If the LIBOR interest rate on the first and second lien term loans were to increase by 0.125%, the pro forma interest expense would increase by $525.

(g)	Represents the elimination of business combination transaction costs that were incurred by Quinpario and Jason of $4,982 and $4,774, respectively. These costs are being excluded from the pro forma statement of operations as they will be non-recurring.

(h)	Represents the income tax effect of the pro forma adjustments related to the acquisition of Jason calculated using the U.S. statutory income tax rate of 35.0%, U.S. state tax rates, and non U.S. tax rates. The effective tax rate of the combined company could be significantly different depending on the mix of post-acquisition income and other activities. The effective tax rate used to calculate the income tax effect of the purchase accounting adjustments of 35.6% differs from the effective income tax rate of 38.3% used to calculate the income tax effect of the refinancing adjustments due to the mix of U.S. and non U.S. tax jurisdictions impacted by such adjustments.

(i)	Reflects the non-controlling interest share of historical net income and related pro forma adjustments.

5. Earnings per Share

(a)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historic Quinpario weighted average number of shares outstanding of 8,437,046 and 7,526,526 for the six months ended June 27, 2014 and the year ended December 31, 2013, respectively, adjusted by 16,096,287 and 17,006,807 shares, respectively, to increase the weighted average share amount to 24,533,333 at both June 27, 2014 and December 31, 2013, representing the total number of shares outstanding as of those dates inclusive of the shares that would no longer be subject to possible redemption, reduced by 2,542,667 shares redeemed in connection with the Business Combination. Following completion of the warrant tender offer, Quinpario currently has 13,993,773 redeemable common stock purchase warrants as well as Series A Convertible Preferred Stock outstanding. Because the warrants are exercisable and the Series A Convertible Preferred Stock are convertible at per share amounts exceeding the current market price of Quinpario shares and the approximate per share redemption price of $10.26, the warrants and Series A Convertible Preferred Stock are considered antidilutive and any shares that would be issued upon exercise of the warrants or conversion of the Series A Convertible Preferred Stock are not included in the earnings per share calculations.

(b)	Pursuant to the Purchase Agreement, the Rollover Participants exchanged certain of their existing membership interests of Seller valued at $35,780 for shares of Jason of equal value, which were contributed to JPHI in exchange for 3,485,623 shares of JPHI with the option to exchange all or a portion of JPHI into the same number of shares of Jason Industries common stock. The pro forma diluted weighted average shares do not give effect to an assumed conversion through the exchange of JPHI Shares into shares of Jason Industries common stock because the resulting effect would be antidilutive.

(c)	Represents the accretion of dividends on the Series A Convertible Preferred Stock at a dividend rate of 8%.

(d)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations do not assume conversion of the Series A Convertible Preferred Stock. If the Series A Convertible Preferred Stock were to be converted into shares of the Company’s common stock, the impact on the unaudited pro forma condensed combined basic and diluted earnings per share calculations for the quarterly period ended June 27, 2014 and the fiscal year ended December 31, 2013 would be as follows:

For the six months ended June 27, 2014:

Line Item	Currently Reported	As Adjusted for the Conversion
Accretion of preferred stock dividends and redemption premium	$(1,800)	$0
Net income (loss) attributable to common shareholders of controlling interest	$1,737	$3,537
Earnings (loss) per share available to common shareholders of controlling interest—basic	$0.08	$0.14
Earnings (loss) per share available to common shareholders of controlling interest—diluted	$0.08	$0.14
Weighted average shares outstanding—basic	21,990,666	25,643,766
Weighted average shares outstanding—diluted	21,990,666	25,643,766

For the fiscal year ended December 31, 2013:

Line Item	Currently Reported	As Adjusted for the Conversion
Accretion of preferred stock dividends and redemption premium	$(3,600)	$0
Net income (loss) attributable to common shareholders of controlling interest	$3,324	$6,924
Earnings (loss) per share available to common shareholders of controlling interest—basic	$0.15	$0.27
Earnings (loss) per share available to common shareholders of controlling interest—diluted	$0.15	$0.27
Weighted average shares outstanding—basic	21,990,666	25,643,766
Weighted average shares outstanding—diluted	21,990,666	25,643,766

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jason for the periods prior to June 27, 2014 is set forth in the Proxy Statement in the section entitled “Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 206, which is incorporated by reference herein.

The following discussion and analysis of financial condition and results of operations of Jason Partners Holdings Inc. (“Jason” or the “Company”) should be read in conjunction with (1) Jason’s condensed consolidated financial statements for the three and six months ended June 27, 2014 and June 28, 2013, including the notes thereto, included elsewhere in this report and (2) the audited consolidated financial statements for the year ended December 31, 2013, and related notes thereto, along with the related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Proxy Statement.

Jason’s actual results may not be indicative of future performance. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Proxy Statement. Actual results may differ materially from those contained in any forward-looking statements.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) contains certain financial measures, in particular the presentation of EBITDA and Adjusted EBITDA, which are not presented in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are being presented because they provide readers of this MD&A with additional insight into Jason’s operational performance relative to comparable prior periods presented and relative to its peer group. EBITDA and Adjusted EBITDA are key measures used by Jason to evaluate its performance. Jason does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. Readers of this MD&A should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of EBITDA and Adjusted EBITDA to net income, the most comparable GAAP measure, are provided in this MD&A.

Subsequent to the end of our second quarter, on June 30, 2014, the Company and Quinpario Acquisition Corp. (“QPAC”), a publicly-held company listed on NASDAQ, completed the previously announced business combination (the “Business Combination”) in which JPHI Holdings Inc. (“JPHI”), a majority owned subsidiary of QPAC, acquired 100 percent of the capital stock of the Company from its current owners, Saw Mill Capital, LLC, Falcon Investment Advisors, LLC and other investors. In connection with the closing of the Business Combination, QPAC changed its name to Jason Industries, Inc., and commenced trading of its common stock and warrants under the symbols, “JASN” and “JASNW”, respectively, on NASDAQ. This transaction is further described in Note 14 to the Company’s condensed consolidated financial statements included herein.

Fiscal Year

Jason’s fiscal year ends on December 31. Throughout the year, Jason reports its results using a fiscal calendar whereby each three month quarterly reporting period is approximately thirteen weeks in length and ends on a Friday. The exceptions are the first quarter, which begins on January 1, and the fourth quarter, which ends on December 31. For 2013, Jason’s fiscal quarters are comprised of the three months ended March 29, June 28, September 27 and December 31. In 2014, Jason’s fiscal quarters are comprised of the three months ended March 28 and June 27. Throughout this MD&A, we refer to the period from March 29, 2014 through June 27, 2014 as the “second quarter of 2014” or the “second quarter ended June 27, 2014”. Similarly, we refer to the period from March 30, 2013 through June 28, 2013 as the “second quarter of 2013” or the “second quarter ended June 28, 2013”.

Overview

Jason is a global industrial manufacturing company with leading market share positions across each of its four industry-leading segments: seating, finishing, acoustics and components. Jason was founded in 1985 and today provides critical components and manufacturing solutions to customers across a wide range of end markets, industries and geographies through its global network of 33 manufacturing facilities and 16 sales offices, warehouses and joint venture facilities throughout the United States and 14 foreign countries.

Jason focuses on markets with sustainable growth characteristics and where it is, or has the opportunity to become, the industry leader. Jason’s seating segment supplies seating solutions to equipment manufacturers in the motorcycle, lawn and turf care, industrial, agricultural, construction and power sports end markets. Jason’s finishing segment focuses on the production of industrial brushes, buffing wheels and buffing compounds that are used in a broad range of industrial and infrastructure applications. The acoustics segment manufactures engineered non-woven, fiber-based acoustical products for the automotive industry. The components segment is a diversified manufacturer of stamped, formed, expanded and perforated metal components and subassemblies for rail and filtration applications, outdoor power equipment, small gas engines and smart utility meters.

During both the three and six months ended June 28, 2013 and June 27, 2014 approximately 27% and 28%, respectively, of Jason’s sales were derived from customers outside the United States. As a diversified, global business, Jason’s operations are affected by worldwide, regional and industry-specific economic and political factors. Jason’s geographic and industry diversity, as well as the wide range of its products, help mitigate the impact of industry or economic fluctuations. Given the broad range of products manufactured and industries and geographies served, management does not use any indices other than general economic trends to predict the overall outlook for the Company. Jason’s individual businesses monitor key competitors and customers, including to the extent possible their sales, to gauge relative performance and the outlook for the future.

Consolidated Results of Operations

The following table sets forth our consolidated results of operations:

	Three Months Ended
(in millions, except percentages)	June 28, 2013	Increase/(Decrease)		June 27, 2014
		$	%
Net sales	$176.2	$14.5	8.2%	$190.7
Cost of goods sold	134.8	14.2	10.5%	149.0

Gross profit	41.4	0.3	0.7%	41.7
Selling and administrative expenses	26.5	0.8	3.0%	27.3
Newcomerstown fire (gain), net	(4.6)	4.6	*	—
Loss (gain) on disposals of fixed assets—net	—	0.2	*	0.2
Restructuring	0.1	1.9	*	2.0
Transaction related expenses	1.0	2.2	220.0%	3.2
Multiemployer pension plan withdrawal	(0.7)	0.7	*	—

Operating income	19.1	(10.1)	(52.9)%	9.0
Interest expense	(3.6)	(0.1)	2.8%	(3.7)
Equity income	0.5	—	—	0.5
Other income (expense)—net	0.1	(0.1)	*	—

Income before income taxes	16.1	(10.3)	(64.0)%	5.8
Tax provision	5.8	(5.3)	(91.4)%	0.5

Net income	$10.3	$(5.0)	(48.5)%	$5.3

Other financial data:(1)
Adjusted EBITDA	$22.3	$1.5	6.7%	$23.8
Adjusted EBITDA % of net sales	12.7%			12.5%

	Six Months Ended
(in millions, except percentages)	June 28, 2013	Increase/(Decrease)		June 27, 2014
		$	%
Net sales	$355.9	$21.3	6.0%	$377.2
Cost of goods sold	274.1	19.4	7.1%	293.5
Gross profit	81.8	1.9	2.3%	83.7
Selling and administrative expenses	53.5	1.7	3.2%	55.2
Newcomerstown fire (gain), net	(2.9)	2.9	*	—
Loss (gain) on disposals of fixed assets—net	—	0.3	*	0.3
Restructuring	0.2	2.4	*	2.6
Transaction related expenses	1.0	3.8	380.0%	4.8
Multiemployer pension plan withdrawal	(0.7)	0.7	*	—
Operating income	30.7	(9.9)	(32.2)%	20.8
Interest expense	(13.3)	6.1	(45.9)%	(7.2)
Equity income	0.7	0.1	14.3%	0.8
Gain from involuntary conversion of equipment	1.9	(1.9)	*	—
Gain from sale of joint ventures	—	3.5	*	3.5
Other income (expense)—net	0.1	—	—	0.1
Income before income taxes	20.1	(2.1)	(10.4)%	18.0
Tax provision	7.2	(2.2)	(30.6)%	5.0
Net income	$12.9	0.1	0.8%	$13.0
Other financial data:(1)
Adjusted EBITDA	$44.5	$1.4	3.1%	$45.9
Adjusted EBITDA % of net sales	12.5%			12.2%

*	Not Meaningful
(1)	Adjusted EBITDA and Adjusted EBITDA as a % of net sales are financial measures that are not presented in accordance with GAAP. See “Key Measures Jason Uses to Evaluate Its Performance” for a reconciliation of Adjusted EBITDA to Net Income.

Net sales. Net sales were $190.7 million for the three months ended June 27, 2014, an increase of $14.5 million, or 8.2%, compared to $176.2 million for the three months ended June 28, 2013, reflecting increased net sales in the seating segment of $8.1 million, increased net sales in the finishing segment of $3.4 million, increased net sales in the acoustics segment of $3.0 million, and unchanged net sales in the components segment. For the six months ended June 27, 2014, net sales were $377.2 million, an increase of $21.3 million or 6.0%, compared to $355.9 million for the comparable period in 2013, reflecting increased net sales in the seating segment of $7.5 million, increased net sales in the finishing segment of $4.9 million, increased net sales in the acoustics segment of $7.6 million, and increased net sales in the components segment of $1.3 million. See further discussion of segment results below.

Changes in foreign currency exchange rates compared to the U.S. dollar had a net positive impact of $0.8 million and $0.7 million on finishing segment sales during the second quarter and first half of 2014, respectively, compared to 2013 due principally to the weakening of the U.S. dollar against the Euro of approximately 5.1% and 4.4% during the second quarter and first half of 2014, respectively, compared to 2013. The impact of exchange rates on net sales of the other segments was not significant. Changes in sales levels throughout our segments in both periods are principally the result of changes in volume as net price changes were not significant.

Cost of goods sold. Cost of goods sold was $149.0 million for the three months ended June 27, 2014, an increase of $14.2 million, or 10.5%, compared to $134.8 million for the three months ended June 28, 2013. For the six months ended June 27, 2014, cost of goods sold was $293.5 million, an increase of $19.4 million or 7.1%, compared to $274.1 million for the comparable period in 2013. These increases were primarily attributable to the impact of increased net sales and product mix on our raw material, labor, and variable overhead costs, and incremental labor and overhead costs related to inefficiencies associated with the acceleration of the planned closure of the acoustics segment manufacturing facility in Norwalk, Ohio, and transition of production to other existing acoustics manufacturing facilities.

Gross profit. Gross profit was $41.7 million for the three months ended June 27, 2014, an increase of $0.3 million or 0.7% compared to $41.4 million for the three months ended June 28, 2013. For the six months ended June 27, 2014, gross profit was $83.7 million, an increase of $1.9 million or 2.3%, compared to $81.8 million for the comparable period in 2013. These increases were driven primarily by the increase in net sales, offset by increases in incremental labor and overhead costs related to the acoustics segment. Gross profit as a percent of net sales was 21.9% and 22.2% during the second quarter and first half of 2014, respectively, compared to 23.5% and 23.0%, during the comparable periods in 2013, respectively. The benefits from leveraging fixed costs on higher overall sales levels along with a favorable mix of sales in the finishing segment was offset by higher costs in the seating and acoustics segments.

Selling and administrative expenses. Selling and administrative expenses were $27.3 million for the three months ended June 27, 2014, an increase of $0.8 million, or 3.0%, compared to $26.5 million for the three months ended June 28, 2013, and were $55.2 million for the six months ended June 27, 2014, an increase of $1.7 million, or 3.2%, compared to $53.5 million during the comparable period in 2013. The increase in both the three and six months ended June 27, 2014 was partially attributable to increased compensation and benefits for additional employees and for research and development expenses in the acoustics and seating segments. Selling and administrative expenses also increased in both periods in 2014 compared to 2013 primarily due to increased compensation and benefits for additional employees in the corporate office in preparation for Jason becoming a public company upon the successful completion of the Business Combination, which totaled approximately $0.5 million and $1.0 million in the three and six months ended June 27, 2014, respectively. Selling and administrative expenses for 2013 include professional fees, expenses and special employee bonuses paid as a direct result of the 2013 Refinancing Transactions of $0.1 million and $1.7 million for the three and six months ended June 28, 2013, respectively.

Newcomerstown fire (gain), net. There was no Newcomerstown Fire loss or gain activity recorded during 2014, compared to a $4.6 million and $2.9 million gain for the three and six months ended June 28, 2013, respectively. The net gain recorded in 2013 represented insurance recoveries partially offset by material and labor inefficiencies, outsourcing, facility start-up costs and professional fees. The final insurance settlement payment associated with the Newcomerstown Fire was received in October of 2013, which allowed Jason to reflect the final accounting in 2013.

Loss (gain) on disposals of fixed assets—net. For the three and six months ended June 27, 2014, Jason recognized a net loss on disposals of fixed assets of $0.2 million and $0.3 million, respectively. For the three and six months ended June 28, 2013, the loss on disposals of fixed assets was not material. Changes in the level of fixed asset disposals are dependent upon a number of factors, including changes in the level of asset sales, operational restructuring activities, and capital expenditure levels.

Restructuring. Restructuring was $2.0 million for the three months ended June 27, 2014, an increase of $1.9 million, compared to $0.1 million for the three months ended June 28, 2013. For the six months ended June 27, 2014, restructuring was $2.6 million, an increase of $2.4 million compared to $0.2 million in the first half of 2013. The increase in the three and six months ended June 27, 2014 compared to the prior periods was primarily due to costs associated with the closure of the acoustics segment manufacturing facility in Norwalk, Ohio. During 2013, Jason began the discontinuation of manufacturing operations in Norwalk and will complete the closure in 2014 as production is shifted to existing acoustics segment facilities in Michigan and Mississippi and a new facility in the Kansas City, Missouri area that will open in 2014. The new facility is being established for the primary purpose of manufacturing acoustical components for a nearby automotive assembly plant.

Transaction-related expenses. Transaction-related expenses were $3.2 million for the three months ended June 27, 2014, an increase of $2.2 million, compared to $1.0 million for the three months ended June 28, 2013. For the six months ended June 27, 2014, transaction-related expenses were $4.8 million, an increase of $3.8 million compared to $1.0 million in the first half of 2013. Transaction-related expenses primarily consist of professional service fees related to the Business Combination and other related transactions, as well as the Company’s acquisition and divestiture activities.

Interest expense. Interest expense was $3.7 million and $7.2 million for the three and six months ended June 27, 2014, respectively, compared to $3.6 million and $13.3 million for the three and six months ended June 28, 2013, respectively. In connection with the 2013 Refinancing Transactions, $1.4 million of deferred financing costs associated with Jason’s previous U.S. credit facility were written off and an additional $4.2 million of financing related costs were expensed, impacting the six month period in 2013. In 2014, interest expense has returned to normal levels.

Equity income. Equity income was $0.5 million and $0.8 million for the three and six months ended June 27, 2014, compared to $0.5 million and $0.7 million for the three and six months ended June 28, 2013. The income is primarily generated from Jason’s Asian joint ventures and such income did not change significantly in 2014 as compared to 2013. During the first quarter of 2014, Jason completed the sale of its 50% equity interests in two of its joint ventures, and as a result of the sale of the joint ventures, equity income decreased in 2014 compared to 2013, offset by improved performance at our remaining joint venture investments.

Gain from involuntary conversion of equipment. There was no gain from involuntary conversion of equipment recorded during 2014, compared to the $1.9 million gain recorded for the six months ended June 28, 2013. During 2013, Jason received cash equal to the replacement value of assets destroyed in the Newcomerstown Fire. Because the replacement values are higher than the book values of the assets destroyed, Jason recorded gains, in accordance with GAAP, at the time the cash was received.

Gain from sale of joint ventures. During the first quarter of 2014, Jason completed the sale of its 50% equity interests in two Asian joint ventures for a total of $11.5 million and recorded a gain on sale of $3.5 million. Terms of the sale include a supply agreement which will allow Jason to purchase product at established prices over the three-year term of the agreement.

Other income (expense)—net. Other income was zero and $0.1 million for the three and six months ended June 27, 2014, consistent with the amount of other income recorded in the comparable periods in 2013.

Income before income taxes. Income before income taxes was $5.8 million for the three months ended June 27, 2014, a decrease of $10.3 million compared to $16.1 million for the three months ended June 28, 2013. For the six months ended June 27, 2014 income before income taxes was $18.0 million, a decrease of $2.1 million compared to $20.1 million in the first half of 2013. The decrease in income before income taxes is primarily due to increased restructuring, transaction-related expenses, increased selling and administrative expenses in preparation for Jason becoming a public company upon the successful completion of the Business Combination in 2014, and the Newcomerstown fire gain recorded in 2013.

Tax provision. The tax provision was $0.5 million and $5.0 million for the three and six months ended June 27, 2014, compared to $5.8 million and $7.2 million for the three and six months ended June 28, 2013. The decreases in 2014 for both the three and six month periods are primarily due to a reduction in income before income taxes along with the recognition of a $1.3 million discrete tax benefit related to the settlement of audit examinations in Germany and the state of Illinois during the three months ended June 27, 2014. The effective income tax rates were 10.1% and 28.1% for the three and six months ended June 27, 2014 and were 36.1% and 35.9% for the three and six months ended June 28, 2013. The lower effective income tax rates in 2014 are primarily the result of the discrete tax benefit related to the audit settlements which favorably impacted the effective tax rate for the three and six months ended June 27, 2014 by 23.0% and 5.9%, respectively, and a higher mix of earnings in jurisdictions with lower income tax rates. These factors also caused the effective tax rates in 2014 to be lower than the U.S. statutory rate of 35%. The effective income tax rates for the three and six months ended June 28, 2013 do not differ significantly from the U.S. federal statutory rate.

Net income. For the reasons described above, net income was $5.3 million for the three months ended June 27, 2014, a decrease of $5.0 million compared to $10.3 million for the three months ended June 28, 2013. For the six months ended June 27, 2014, net income was $13.0 million, a increase of $0.1 million, compared with $12.9 million in the first half of 2013.

Adjusted EBITDA. Adjusted EBITDA was $23.8 million or 12.5% of net sales for the three months ended June 27, 2014, an increase of $1.5 million, or 6.7%, compared to $22.3 million, or 12.7% of net sales, for the three months ended June 28, 2013. For the six months ended June 27, 2014, Adjusted EBITDA was $45.9 million or 12.2% of net sales, an increase of $1.4 million, or 3.1%, compared to $44.5 million or 12.5% of net sales in the first half of 2013. The increases were primarily due to those factors discussed above, including higher gross profit from increased sales, offset by higher administrative costs and higher costs in the seating and acoustics segments.

Key Measures Jason Uses to Evaluate Its Performance

EBITDA and Adjusted EBITDA. Jason defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization and (gain)/loss on disposal of property, plant and equipment. Jason defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including long-lived asset impairment charges, integration and other operational restructuring charges, transactional legal fees, other professional fees and special employee bonuses, Newcomerstown fire losses and gains, multiemployer pension plan withdrawal expense (gain), purchase accounting adjustments and sponsor fees and expenses.

Management believes that Adjusted EBITDA provides a clear picture of Jason’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. Jason uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. Jason’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and Jason uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Under its U.S. credit agreement, the definition of EBITDA was substantially the same as management’s definition of Adjusted EBITDA; the credit agreement definition excludes income of partially owned affiliates, unless such earnings have been received in cash, and stock compensation expense. For the three and six months ended June 27, 2014, EBITDA as defined by the credit agreement equaled $23.3 million and $45.2, respectively, compared with Adjusted EBITDA of $23.8 million and $45.9 million, respectively.

Set forth below is a reconciliation of Adjusted EBITDA to net income (in millions) (unaudited):

	Three Months Ended		Six Months Ended
	June 28, 2013	June 27, 2014	June 28, 2013	June 27, 2014
Net income	$10.3	$5.3	$12.9	$13.0
Tax provision	5.8	0.5	7.2	5.0
Interest expense	3.6	3.7	13.4	7.2
Depreciation and amortization	6.4	6.6	13.1	12.9
Loss (gain) on disposals of fixed assets—net	—	0.2	—	0.3

EBITDA	26.1	16.4	46.6	38.5
Adjustments:
Restructuring(1)	0.1	2.0	0.1	2.6
Transaction-related expenses(2)	1.0	3.2	1.0	4.8
Integration and other restructuring costs(3)	—	2.1	—	3.0
2013 Refinancing Transactions - Advisory, legal, professional fees and special bonuses(4)	0.1	—	1.7	—
Newcomerstown net Fire costs (income) and related items(5)	(4.6)	—	(4.8)	—
Multiemployer pension plan withdrawal expense (gain)(6)	(0.7)	—	(0.7)	—
Sponsor fees(7)	0.3	0.3	0.6	0.6
Gain from sale of joint ventures(8)	—	—	—	(3.5)

Total adjustments	(3.8)	7.4	(2.1)	7.4

Adjusted EBITDA	$22.3	$23.8	$44.5	$45.9

(1)	Restructuring includes costs associated with exit or disposal activities as defined by US GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases. During 2014, such costs relate to the closure of the Norwalk, Ohio facility. See Note 3, “Restructuring Costs” of the accompanying condensed consolidated financial statements for further information.
(2)	Transaction-related expenses primarily consist of professional service fees related to the Business Combination and other related transactions, as well as the Company’s acquisition and divestiture activities.
(3)	Integration and other restructuring costs includes equipment move costs and incremental facility preparation and related costs incurred in connection with the closure of the Norwalk, Ohio facility and the start-up of a new acoustics segment facility in Warrensburg, Missouri. No such costs were incurred during the first half of 2013. Such costs are not included in restructuring for US GAAP purposes.

(4)	Represents professional fees, expenses and special employee bonuses paid in connection with the 2013 Refinancing Transactions. See Note 10, “Revolving Loans and Other Long-Term Debt Instruments” of the Company’s 2013 consolidated financial statements for further information regarding the 2013 Refinancing Transactions.
(5)	Represents the net loss (gain) relating to incremental costs, operating inefficiencies, business interruption matters and involuntary conversions of equipment associated with the Newcomerstown Fire. See Note 13, “Newcomerstown Fire” of the accompanying condensed consolidated financial statements for further information.
(6)	Represents the expense (income) associated with the August 15, 2012 decision to withdraw from a union-sponsored and trusted multiemployer pension plan at Morton. See Note 15, “Employee Benefit Plans” of the Company’s 2013 consolidated financial statements for further information.
(7)	Represents fees and expenses paid by Jason to Saw Mill Capital LLC and Falcon Investment Advisors, LLC under the Management Service Agreement dated September 21, 2010. See Note 4, “Related Party Transactions” of the accompanying condensed consolidated financial statements for further information.
(8)	Represents the gain on sale of the 50% equity interests in two joint ventures that was completed during the first quarter of 2014. See Note 2 “Sale of Joint Ventures” of the accompanying condensed consolidated financial statements for further information.

Adjusted EBITDA percentage of sales. Adjusted EBITDA as a percentage of sales is an important metric that Jason uses to evaluate its operational effectiveness and business segments. Each of Jason’s segments has a target Adjusted EBITDA percentage level that it is expected to achieve over the next three to five years which is based on peer group studies and its goals of becoming best in class in profitability and increasing shareholder value.

Segment Financial Data

The table below presents Jason’s net sales, Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales for each of its reportable segments for the three and six months ended June 28, 2013 and June 27, 2014. Jason uses Adjusted EBITDA as the primary measure of profit or loss for purposes of assessing the operating performance of its segments. See “Key Measures Jason Uses to Evaluate Its Performance” for a reconciliation of Adjusted EBITDA to Net Income which is the nearest GAAP measure.

	Three Months Ended		Six Months Ended
	June 28, 2013	June 27, 2014	June 28, 2013	June 27, 2014
Seating
Net sales	$44.5	$52.6	$97.4	$104.9
Adjusted EBITDA	7.4	9.6	16.7	17.7
Adjusted EBITDA % net sales	16.6%	18.3%	17.1%	16.9%
Finishing
Net sales	$46.7	$50.1	$91.8	$96.7
Adjusted EBITDA	4.6	7.5	9.0	13.5
Adjusted EBITDA % net sales	9.9%	15.0%	9.8%	14.0%
Acoustics
Net sales	$53.9	$56.9	$102.3	$109.9
Adjusted EBITDA	7.3	5.2	12.4	9.6
Adjusted EBITDA % net sales	13.5%	9.1%	12.2%	8.7%
Components
Net sales	$31.1	$31.1	$64.4	$65.7
Adjusted EBITDA	5.6	4.5	11.0	11.0
Adjusted EBITDA % net sales	17.9%	14.5%	17.0%	16.7%
Corporate
Adjusted EBITDA	(2.6)	(3.0)	(4.6)	(5.9)
Consolidated
Net sales	$176.2	$190.7	$355.9	$377.2
Adjusted EBITDA	22.3	23.8	44.5	45.9
Adjusted EBITDA % net sales	12.7%	12.5%	12.5%	12.2%

Seating Segment

Net sales in the seating segment for the three months ended June 27, 2014 were $52.6 million, an increase of $8.1 million or 18.2%, compared to $44.5 million for the three months ended June 28, 2013. For the six months ended June 27, 2014, net sales were $104.9 million, an increase of $7.5 million or 7.7%, compared to $97.4 million for the comparable period in 2013. The increase in sales for the three months ended June 27, 2014 is primarily due to increases in volumes in the second quarter of 2014 to customers in the turf care industry, which had delays in turf care equipment sales from the first quarter to the second quarter of 2014 attributable to an unusually severe winter in the United States. The increase in net sales for the first half of 2014 compared to 2013 is primarily due to overall increased volumes associated with new product sales to customers in the turf care and power sports industries.

Adjusted EBITDA for the three months ended June 27, 2014 increased $2.2 million to $9.6 million (18.3% of net sales) from $7.4 million (16.6% of net sales) for the three months ended June 28, 2013. For the three months ended June 27, 2014, Adjusted EBITDA increased as a percent of net sales was primarily due to the impact of higher net sales, partially offset by higher material and freight costs. Selling and administrative expenses increased by $0.3 million in the second quarter of 2014 as compared to 2013. The increase was primarily attributable to wages, benefits, and new product development activities.

For the six months ended June 27, 2014, Adjusted EBITDA was $17.7 million (16.9% of net sales), an increase of $1.0 million or 6.0%, compared to $16.7 million (17.1% of net sales) for the comparable period in 2013. For the six months ended June 27, 2014, Adjusted EBITDA decreased as a percent of net sales was primarily due to higher material and freight costs. Material and freight cost as a percentage of net sales increased to 56.5% from 55.2% for the year to date periods in 2014 and 2013, primarily caused by material supplier price increases and expedited freight costs to meet customer requirements in the first quarter. The seating segment is currently working with alternate suppliers in an effort to mitigate the impact of this increase. Selling and administrative expenses increased during the first six months of 2014 as compared to 2013 primarily attributable to wages, benefits, and new product development activities.

Finishing Segment

Net sales in the finishing segment for the three months ended June 27, 2014 were $50.1 million, an increase of $3.4 million, or 7.3%, compared to $46.7 million for the three months ended June 28, 2013. For the six months ended June 27, 2014, net sales were $96.7 million, an increase of $4.9 million or 5.3%, compared to $91.8 million for the comparable period in 2013. On a constant currency basis (net positive currency impact of $0.8 million and $0.7 million for the three and six months ended June 27, 2014, respectively), revenues increased by $2.6 million and $4.2 million for the three and six months ended June 27, 2014, respectively. The increase in net sales for both periods resulted primarily from volume increases arising from increased sales efforts, improving market conditions in Europe, new sales in emerging markets, and increases in product pricing.

Adjusted EBITDA increased $2.9 million or 63% for the three months ended June 27, 2014 to $7.5 million (15.0% of net sales) from $4.6 million (9.9% of net sales) for the three months ended June 28, 2013. For the six months ended June 27, 2014, Adjusted EBITDA was $13.5 million (14.0% of net sales), an increase of $4.5 million or 50.0%, compared to $9.0 million (9.8% of net sales) for the comparable period in 2013. The increase in Adjusted EBITDA as a percent of net sales for both the three and six months ended June 27, 2014 primarily resulted from higher net sales, a favorable mix of products sold, and improved direct labor productivity. Direct labor costs decreased relative to net sales due principally to the benefits of shifting higher labor content production activities from the United States and Western Europe to lower labor cost manufacturing facilities in Mexico and Romania, respectively, and to a sales mix shift during 2014 to a higher percentage of lower labor content products. The finishing segment was also able to effectively leverage its selling and administrative expense cost base which contributed to the improvement in Adjusted EBITDA as a percentage of net sales. Selling and administrative expenses totaled $11.7 million and $23.1 million for the second quarter and year to date periods of 2014, respectively, decreasing 1.7% from $11.9 million and 0.4% from $23.2 million for the comparable periods of 2013, respectively.

Acoustics Segment

Net Sales in the acoustics segment for the three months ended June 27, 2014 were $56.9 million, an increase of $3.0 million, or 5.6%, compared to $53.9 million for the three months ended June 28, 2013. For the six months ended June 27, 2014, net sales were $109.9 million, an increase of $7.6 million or 7.4%, compared to $102.3 million for the comparable period in 2013. The increase in net sales in the three and six months ended June 27, 2014 was driven by an increase of approximately 4.3% in North American automotive industry vehicle production levels during the first half of 2014 as compared to the first half of 2013, as well as revenue on new platforms launched in the second half of 2013 impacting the three and six months ended June 27, 2014. The effect of exchange rate changes did not have a significant impact on net sales during 2014 when compared to 2013.

Adjusted EBITDA was $5.2 million (9.1% of net sales) in the three months ended June 27, 2014 compared to $7.3 million (13.5% of net sales) in the three months ended June 28, 2013. For the six months ended June 27, 2014, Adjusted EBITDA was $9.6 million (8.7% of net sales), compared to $12.4 million (12.2% of net sales) for the comparable period in 2013. The decreases in Adjusted EBITDA of ($2.1) million and ($2.8) million for the quarter and year to date periods, respectively, were caused primarily by incremental labor and overhead costs related to inefficiencies associated with the acceleration of the planned closure of the acoustics segment manufacturing facility in Norwalk, Ohio as production is shifted to existing facilities in Battle Creek, Michigan and Columbus, Mississippi and a new facility in the Kansas City, Missouri area that will open in 2014. The new facility is being established primarily for manufacturing acoustical components for a nearby automotive assembly plant. The accelerated relocation of production caused increased frictional costs, including production inefficiencies driving higher direct labor and materials, and increased variable overhead. Selling and administrative expenses increased by $0.1 million and $0.7 million in the three and six month periods ended June 27, 2014, compared to the comparable periods in 2013, caused primarily by additional salaries and benefits for new employees hired to support revenue growth. The transition of production from the Norwalk, Ohio plant into existing and new facilities will be completed in the fourth quarter of 2014. We anticipate improving Adjusted EBITDA margins in the third quarter and fourth quarter of 2014.

Components Segment

Net sales in the components segment for the three months ended June 27, 2014 were $31.1 million, consistent with $31.1 million for the three months ended June 28, 2013. For the six months ended June 27, 2014, net sales were $65.7 million, an increase of $1.3 million or 2.0%, compared to $64.4 million for the comparable period in 2013. During the six month periods ended June 27, 2014, the net sales increase was primarily due to higher product volume.

Adjusted EBITDA decreased to $4.5 million (14.5% of net sales) in the three months ended June 27, 2014 compared to $5.6 million (17.9% of net sales) in the second quarter of 2013. The decrease in Adjusted EBITDA during the second quarter of 2014 compared to 2013 was primarily due to changes in product mix and increased direct labor and materials due to production inefficiencies in advance of increased capacity and new equipment going online in the third quarter of 2014. For the six months ended June 27, 2014, Adjusted EBITDA was $11.0 million (16.7% of net sales), compared to $11.0 million (17.0% of net sales) for the comparable period in 2013. Adjusted EBITDA for the first half of 2014 was consistent with the first half of 2013, with higher net sales, favorable product mix, and lower commodity prices in the first quarter of 2014 compared to 2013, offset by unfavorable product mix and increased direct labor and materials costs in the second quarter of 2014 compared to 2013.

Corporate

Corporate expense is principally comprised of the costs of Jason’s corporate operations including the compensation and benefits of Jason’s Chief Executive Officer and Chief Financial Officer, as well as personnel responsible for treasury, finance, insurance, in-house legal, human resources, tax planning and the administration of employee benefits. Corporate expense also includes third party legal, audit, tax and other professional fees and expenses and the operating costs of the corporate office. The increase in expense in the three and six months ended June 27, 2014 primarily resulted from additional compensation and benefits costs attributable to the hiring of additional personnel of $0.5 million and $1.4 million in preparation for Jason becoming a public company. Transaction-related expenses associated with the consummation of the Business Combination were $3.0 million and $4.5 million, for the three and six month periods ended June 27, 2014, respectively, and are excluded from Adjusted EBITDA.

Liquidity and Capital Resources

Background

Jason’s primary sources of liquidity are cash generated from its operations, available cash and borrowings under its U.S. and foreign credit facilities. As of June 27, 2014, Jason had $27.5 million of available cash, $19.9 million of additional borrowings available under the revolving credit facility portion of its U.S. credit agreement, and $10.1 million available under short-term revolving loan facilities that Jason maintains outside the U.S. As of December 31, 2013, Jason had $16.3 million of available cash, $31.4 million of additional borrowings available under the revolving credit facility portion of its U.S. credit agreement, and $7.8 million available under short-term revolving loan facilities that Jason maintains outside the U.S. Jason’s U.S. and foreign revolving loan facilities are available for working capital requirements, capital expenditures and other general corporate purposes. As of June 27, 2014 and December 31, 2013, available borrowings under its U.S. revolving credit facility were reduced by outstanding letters of credit of $4.1 million and $3.6 million, respectively. Included in Jason’s consolidated cash balance of $27.5 million at June 27, 2014 and $16.3 million at December 31, 2013, is cash of $20.3 million and $7.3 million, respectively, held at Jason’s non-U.S. operations. These funds, with some restrictions and tax implications, are available for repatriation as deemed necessary by Jason. We believe our existing cash on hand, expected future cash flows from operating activities, and additional borrowings available under our U.S. and foreign credit facilities provide sufficient resources to fund ongoing operating requirements as well as future capital expenditures, debt service requirements, and investments in future growth to create value for our shareholders.

Indebtedness

As of June 27, 2014, Jason’s total outstanding indebtedness of $250.2 million was comprised of term loans outstanding under its U.S. credit agreement of $227.9 million (net of a $0.4 million debt discount), its U.S. revolving loan facility of $11.0 million, various foreign bank term loans and revolving loan facilities of $9.1 million and capital lease obligations of $2.2 million. As of December 31, 2013, Jason’s total outstanding indebtedness of $242.7 million was comprised of term loans outstanding under its U.S. credit agreement of $229.0 million (net of a $0.4 million debt discount), various foreign bank term loans and revolving loan facilities of

$11.3 million and capital lease obligations of $2.4 million. No borrowings were outstanding under the U.S. revolving loan facility at December 31, 2013. Revolving loan borrowings during the first six months of 2014 were used to fund the seasonal increase in working capital.

Jason maintains various bank term loan and revolving loan facilities outside the U.S. for local operating and investing needs. Borrowings under these facilities totaled $9.1 million as of June 27, 2014, including borrowings of $5.7 million and $1.2 million incurred by Jason’s subsidiaries in Germany and Mexico, respectively, and borrowings totaled $11.3 million as of December 31, 2013, including borrowings of $6.8 million and $2.7 million incurred by Jason’s subsidiaries in Germany and Mexico, respectively. There are certain restrictions included in loan agreements with Jason’s wholly-owned German subsidiary, Jason GmbH, that restrict the transfer of assets or payment of dividends to its shareholders. As a result, at December 31, 2013, Jason Partners Holdings Inc. had restricted net assets from consolidated subsidiaries of approximately $39.8 million, and had restricted net assets from unconsolidated subsidiaries of zero and $8.2 million at June 27, 2014 and December 31, 2013, respectively, due to the sale of our joint ventures in the first quarter of 2014 as described in Note 2 of the Company’s condensed consolidated financial statements included herein. The restrictions have had no impact on Jason’s ability to meet its cash obligations.

In order to ensure that QPAC and Jason could complete the Business Combination described in Note 14 to the Company’s condensed consolidated financial statements included herein, JPHI obtained debt financing in the aggregate up to $460 million (not all of which was expected to be drawn at the closing of the Business Combination), which, together with the amounts available from the trust account following any redemptions, would be sufficient to refinance Jason Incorporated’s existing indebtedness, pay a portion of the cash consideration, and be used for working capital and general corporate purposes.

In connection with the consummation of the Business Combination with QPAC, all indebtedness under the Credit Agreement was repaid in full. No fees were incurred as part of the prepayment. However, unamortized deferred financing costs and debt discount associated with such indebtedness may be written off as a result of the prepayment; such amounts totaled $3.2 million and $0.4 million, respectively, as of June 27, 2014 and $3.7 million and $0.4, respectively, as of December 31, 2013. Non U.S. debt was not repaid in connection with the Business Combination. See the section entitled “New Credit Facilities” for further information.

Covenants. The U.S. credit agreement contains negative and affirmative covenants affecting Jason and its existing and future restricted subsidiaries, with certain exceptions set forth in the Credit Agreement. The negative covenants and restrictions include, among others: limitations on liens, dispositions of assets, consolidations and mergers, loans and investments, indebtedness, transactions with affiliates, management fees and compensation, use of proceeds, contingent obligations, compliance with U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regulations promulgated by the Office of Foreign Assets Control (“OFAC”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “PATRIOT Act”), dividends, distributions and other restricted payments, changes in business, changes in accounting, name and jurisdiction of organization, amendments to organizational documents and subordinated indebtedness, assumption of negative pledge obligations, sale-and-leaseback transactions, use of hazardous materials and capital expenditures.

The affirmative covenants include, among others: preservation of corporate existence, maintenance of licenses and intellectual property, of property and of insurance, payment of taxes, compliance with laws, inspection of property and books and records, use of proceeds, blocked account agreements, further assurances in respect of collateral matters and use of commercially reasonable efforts to deliver landlord, mortgagee and bailee waivers, environmental matters and maintenance of Moody’s and S&P credit ratings without regard to the level of such ratings.

New Credit Facilities

General. In connection with the consummation of the Business Combination with QPAC on June 30, 2014, Jason Incorporated, as the borrower, entered into (i) the First Lien Credit Agreement, dated as of June 30, 2014, with Jason Partners Holdings Inc., Jason Holdings, Inc. I, a wholly-owned subsidiary of Jason Partners Holdings Inc. (“Intermediate Holdings”), Deutsche Bank AG New York Branch, as administrative agent (the “First Lien Administrative Agent”), the subsidiary guarantors party thereto and the several banks and other financial institutions or entities from time to time party thereto (the “New First Lien Credit Agreement”) and (ii) the Second Lien Credit Agreement, dated as of June 30, 2014, with Jason Partners Holdings Inc., Intermediate Holdings, Deutsche Bank AG New York Branch, as administrative agent (the “Second Lien Administrative Agent”), the subsidiary guarantors party thereto and the several banks and other financial institutions or entities from time to time party thereto (the “New Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “New Credit Agreements”).

The New First Lien Credit Agreement provides for (i) term loans in an aggregate principal amount of $310.0 million (the “First Lien Term Facility” and the loans thereunder the “First Lien Term Loans”) and (ii) a revolving loan of up to $40.0 million (including revolving loans, a $10.0 million swingline loan sublimit and a $12.5 million letter of credit sublimit) (the “Revolving Credit Facility”), in each case under the new first lien senior secured loan facilities (the “First Lien Credit Facilities”). The New Second Lien Credit Agreement provides for term loans in an aggregate principal amount of $110.0 million under the new second lien senior secured term loan facility (the “Second Lien Term Facility” and the loans thereunder the “Second Lien Term Loans” and, the Second Lien Term Facility together with the First Lien Credit Facilities, the “New Credit Facilities”). Substantially concurrently with the consummation of the Business Combination, the full amount of the first lien term loans and second lien term loans were drawn, and no revolving loans were drawn.

Following the consummation of the Business Combination on June 30, 2014, Jason Industries, Inc. had $80.1 million of available cash, $35.7 million of borrowings available under the Revolving Credit Facility portion of its New Credit Facilities, and $10.1 million available under short-term revolving loan facilities that Jason maintains outside the U.S. Following the consummation of the Business Combination, we believe our existing cash on hand, expected future cash flows from operating activities, and additional borrowings available under our U.S. and foreign credit facilities provide sufficient resources to fund ongoing operating requirements as well as future capital expenditures, debt service requirements, acquisitions, and investments in future growth to create value for our shareholders.

Security Interests. In connection with the New Credit Facilities, Jason Partners Holdings Inc., Intermediate Holdings, Jason Incorporated and certain of Jason Incorporated’s subsidiaries (the “Subsidiary Guarantors”), entered into a (i) First Lien Security Agreement (the “First Lien Security Agreement”), dated as of June 30, 2014, in favor of the First Lien Administrative Agent and (ii) a Second Lien Security Agreement (the “Second Lien Security Agreement”, together with the First Lien Security Agreement, the “Security Agreements”), dated as of June 30, 2014, in favor of the Second Lien Administrative Agent. Pursuant to the Security Agreements, amounts borrowed under the New Credit Facilities and any swap agreements and cash management arrangements provided by any lender party to the New Credit Facilities or any of its affiliates are secured (i) with respect to the First Lien Credit Facilities, on a first priority basis and (ii) with respect to the Second Lien Term Facility, on a second priority basis, by a perfected security interest in substantially all of Jason Incorporated’s, Jason Partners Holdings Inc.’s, Intermediate Holdings’ and each Subsidiary Guarantor’s tangible and intangible assets (subject to certain exceptions), including U.S. registered intellectual property and all of the capital stock of each of Jason Incorporated’s direct and indirect wholly-owned material Restricted Subsidiaries, including Jason Incorporated (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries). In addition, pursuant to the New Credit Agreements, Jason Partners Holdings Inc., Intermediate Holdings, Jason Incorporated and the Subsidiary Guarantors guaranteed amounts borrowed under the New Credit Facilities.

Interest Rate and Fees. At our election, the interest rate per annum applicable to the loans under the New Credit Facilities will be based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the “prime rate” of Deutsche Bank AG New York Branch (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00%, plus an applicable margin equal to (x) 3.50%, in the case of the First Lien Term Loans, (y) 2.25% in the case of the Revolving Credit Facility or (z) 7.00% in the case of the Second Lien Term Loans or (ii) a Eurocurrency rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin equal to (x) 4.50%, in the case of the First Lien Term Loans, (y) 3.25% in the case of the Revolving Credit Facility or (z) 8.00% in the case of the Second Lien Term Loans. Borrowings under the First Lien Term Facility and Second Lien Term Facility will be subject to a floor of 1.00% in the case of Eurocurrency loans. The applicable margin for loans under the Revolving Credit Facility will be adjusted after the completion of Jason Incorporated’s first full fiscal quarter after the closing of the Business Combination based upon Jason Incorporated’s consolidated first lien net leverage ratio.

Mandatory Prepayment. Subject to certain exceptions, the New Credit Facilities are subject to mandatory prepayments in amounts equal to: (1) a percentage of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by Jason Incorporated or any of its Restricted Subsidiaries (as defined in the New Credit Agreements) in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions; (2) 100% of the net cash proceeds from the issuance or incurrence of debt by Jason Incorporated or any of its Restricted Subsidiaries (other than indebtedness permitted by the New Credit Facilities); and (3) 75% (with step-downs to 50%, 25% and 0% based upon achievement of specified consolidated first lien net leverage ratios under the First Lien Credit Facilities and specified consolidated total net leverage ratios under the Second Lien Term Facility) of annual excess cash flow of Jason Incorporated and its Restricted Subsidiaries. With respect to the First Lien Term Loans, prior to the six-month anniversary of the Closing Date, a 1.00% prepayment premium is payable by Jason Incorporated in connection with certain repricing events. With respect to the Second Lien Term Facility, (i) any prepayments made prior to the one year anniversary of the Closing Date will be subject to a 3.00% prepayment premium, (ii) any prepayments made on or after the first anniversary of the Closing Date, but prior to the second anniversary of the Closing Date, will be subject to a 2.00% prepayment premium and (iii) any prepayments made on or after the second anniversary of the Closing Date, but prior to the third anniversary of the Closing Date, will be subject to a 1.00% prepayment premium. Other than the prepayment premiums and penalties described above and the payment of customary “breakage” costs, Jason Incorporated may voluntarily prepay outstanding loans at any time.

The First Lien Term Loans have a seven-year maturity and the Revolving Credit Facility has a five-year maturity. The Second Lien Term Loans have an eight-year maturity. The principal amount of the First Lien Term Loans amortizes in quarterly installments equal to 0.25% of the original principal amount of the First Lien Term Loans, with the balance payable at maturity. Neither the Revolving Credit Facility nor the Second Lien Term Loans amortize, however each is repayable in full at maturity.

Covenants. The New Credit Facilities contain a number of customary affirmative and negative covenants that, among other things, will limit or restrict the ability of Jason Incorporated and its Restricted Subsidiaries to: incur additional indebtedness (including guarantee obligations); incur liens; engage in mergers, consolidations, liquidations and dissolutions (other than pursuant to the transactions contemplated by the Purchase Agreement); sell assets; pay dividends and make other payments in respect of capital stock; make acquisitions, investments, loans and advances; pay and modify the terms of certain indebtedness; engage in certain transactions with affiliates; enter into negative pledge clauses and clauses restricting subsidiary distributions; and change its line of business, in each case, subject to certain limited exceptions.

In addition, under the Revolving Credit Facility, if the aggregate outstanding amount of all Revolving Loans, swingline loans and certain letter of credit obligations exceed 25 percent of the revolving credit commitments at the end of any fiscal quarter, Jason Incorporated and its Restricted Subsidiaries will be required to not exceed a consolidated first lien net leverage ratio, initially specified at 5.50 to 1.00, with periodic decreases beginning on July 1, 2016 to 5.25 to 1.00 and decreasing to 4.50 to 1.00 on December 31, 2017 and thereafter. If such outstanding amounts do not exceed 25 percent of the revolving credit commitments at the end of any fiscal quarter, no financial covenants are applicable. Following consummation of the Business Combination the consolidated first lien net leverage ratio was 4.30 to 1.00 at June 30, 2014, and the aggregate outstanding amount of all Revolving Loans, swingline loans and certain letters of credit was less than 25 percent revolving credit commitments.

Events of Default. The New Credit Facilities contain customary events of default, including nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; violation of a covenant; cross-default to material indebtedness; bankruptcy events; inability to pay debts or attachment; material unsatisfied judgments; actual or asserted invalidity of any security document; and a change of control. Failure to comply with these provisions of the New Credit Facilities (subject to certain grace periods) could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the Revolving Credit Facility and permit the acceleration of all outstanding borrowings under the New Credit Agreements.

Seasonality and Working Capital

Jason uses net operating working capital (“NOWC”) as a percentage of the previous twelve months of net sales as a key indicator of working capital management. Jason defines this metric as the sum of trade accounts receivable and inventories less trade accounts payable as a percentage of net sales. NOWC as a percentage of rolling twelve month net sales was 13.4% as of December 31, 2013, and 15.8% as of June 27, 2014. Set forth below is a table summarizing NOWC as of December 31, 2013 and June 27, 2014.

	December 31, 2013	June 27, 2014
Accounts receivable—net	$77.0	$97.7
Inventories	72.3	77.8
Accounts payable	(58.0)	(64.5)

NOWC	$91.3	$111.0

In overall dollar terms, Jason’s NOWC is generally lower at the end of the calendar year due to reduced sales activity around the holiday season. NOWC peaks at the end of the first quarter as Jason experiences high seasonal demand from certain customers, particularly those serving the motor sports, lawn and garden equipment and small engine markets to fill the supply chain for the spring season. There are, however, variations in the seasonal demands from year to year depending on weather, customer inventory levels, and model year changes. Jason historically generates approximately 52-55% of sales in the first half of the year.

Consolidated Condensed Statements of Cash Flows for the Six Months Ended June 28, 2013 and June 27, 2014

	Six Months Ended
(in millions)	June 28, 2013	Variance	June 27, 2014
Cash flows provided by operating activities	$18.3	$(14.0)	$4.3
Cash flows (used in) provided by investing activities	(8.3)	8.4	0.1
Cash flows (used in) provided by financing activities	(29.6)	36.5	6.9
Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.1	(0.1)

Net increase (decrease) in cash and cash equivalents	(19.8)	31.0	11.2
Cash and cash equivalents at beginning of period	29.6	(13.2)	16.3

Cash and cash equivalents at end of period	$9.8	$17.8	$27.5

Depreciation and amortization	13.1	(0.2)	12.9
Capital expenditures, net of insurance proceeds	9.2	(1.8)	11.0

Six Months Ended June 28, 2013 Compared to Six Months Ended June 27, 2014

Cash Flows Provided by Operating Activities

Cash flows provided by operating activities totaled $18.3 million and $4.3 million for the six months ended June 28, 2013 and June 27, 2014, respectively.

Operating cash flows decreased $14.0 million in 2014 compared with 2013. Excluding the $2.1 million negative cash flow impact on the six months ended June 28, 2013 relating to the Newcomerstown Fire, operating cash flows were $16.1 million lower in 2014. The impact of changes in working capital levels not connected with the Newcomerstown fire activity resulted in a higher use of cash during 2014. The increase in working capital (as reflected on the statement of cash flows) was primarily attributable to an increase in inventories ($10.8 million) and a decrease in accrued interest ($2.8 million), partially offset by increases in accounts payable ($3.0 million), accrued compensation and employee benefits ($0.7 million) and accrued income taxes ($1.4 million). The increase in inventories is attributable to higher sales levels. The change in accrued interest is the result of the timing of interest payments related to the U.S. credit agreement; such payments are normally made at the end of the calendar quarter but this changed in February 2013 in connection with the 2013 Refinancing Transactions; additionally, the payment normally made in the fourth quarter of 2013 was made in January 2014. The accounts payable increase is also the result of higher business levels. The change in accrued income taxes was caused by higher taxable income in 2014 and timing of estimated tax payments. Operating cash flows were also negatively impacted by a $5.8 million change in deferred taxes due to the reversal of certain temporary differences primarily associated with accelerated depreciation and amortization along with the increase in deferred tax assets resulting from the incurrence of transaction costs.

Cash Flows Provided by (Used in) Investing Activities

Cash flows used in investing activities totaled $8.3 million for the six months ended June 28, 2013, while cash flows provided by investing activities totaled $0.1 million for the six months ended June 27, 2014.

During the six months ended June 27, 2014, Jason completed the sale of its 50% equity interests in two of its Asian joint ventures for a total of $11.5 million. Cash generated from the sale of the joint ventures and cash from the sale of assets of $0.2 million were partially offset by capital expenditures totaling $11.0 million. Cash flows used in investing activities for the six months ended June 28, 2013 were comprised of capital expenditures of $11.3 million, partially offset by cash proceeds of $2.1 million received from Jason’s insurance carrier for Newcomerstown replacement asset claims and $0.8 million from asset sales.

Cash Flows Provided by (Used in) Financing Activities

Cash flows used in financing activities totaled $29.6 million for the six months ended June 28, 2013, while cash flows provided by financing activities totaled $6.9 million for the six months ended June 27, 2014.

During 2013, Jason entered into a $260.0 million credit agreement with a syndicate of lenders as described more fully in the “Senior Secured Credit Facilities” section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations. The new agreement included a six-year, $225.0 million senior secured term loan and a five-year, $35.0 million revolving loan facility. The Credit Agreement was subsequently amended in November 2013 to increase the term loan by $10.0 million. The proceeds from these borrowings totaling $235.0 million, along with $49.6 million of existing cash, were used to retire borrowings outstanding under Jason’s previous U.S. credit agreement in the amount of $178.5 million, pay accrued interest of $0.9 million, pay related transaction fees and other expenses of $13.7 million (including $3.7 million of capitalized debt issuance costs during the six months ended June 28, 2013) and pay dividends to equity holders and redeem preferred stock in the aggregate amount of $91.5 million (of which $61.6 million was paid during the six months ended June 28, 2013). In addition to the activity described above, Jason also had payments under its new U.S. term loan of $5.0 million and made net payments of $5.8 million on non U.S. debt facilities during the six months ended June 28, 2013.

During 2014, funds provided by financing activities were comprised of net borrowings under the U.S. revolving loans of $11.0 million used to fund the seasonal increase in working capital, partially offset by net payments on U.S. term loans and non U.S. debt facilities of $1.1 million and $2.5 million, respectively.

Depreciation and Amortization

Depreciation and amortization totaled $13.1 million and $12.9 million for the six months ended June 28, 2013 and June 27, 2014, respectively. The decrease in 2014 was primarily caused by a reduction in depreciation expense as a large amount of shorter lived fixed assets became fully depreciated in 2013.

Capital Expenditures

Capital expenditures, net of proceeds from our property insurance carrier, totaled $9.2 million and $11.0 million for the six months ended June 28, 2013 and June 27, 2014, respectively. The increase in 2014 of $1.8 million was primarily caused by a higher level of capital expenditures made in 2013 to replace assets lost in the Newcomerstown fire.

Critical Accounting Policies and Estimates

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities on the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), of our registration statement on Form S-1 filed with the SEC on July 15, 2014 for the year ended December 31, 2013 for information with respect to our critical accounting policies, which we believe could have the most significant effect on our reported results and require subjective or complex judgments by management. Except for the items reported above, management believes that as of June 27, 2014 and during the period from January 1, 2014 through June 27, 2014, there has been no material change to this information.

New Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued guidance changing the criteria for reporting discontinued operations. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operating and financial results. The new guidance also expanded the disclosure requirements about discontinued operations. The new guidance is effective for fiscal years and reporting periods beginning after December 15, 2014 with early adoption permitted. The impact of the adoption of this guidance on the Company’s condensed consolidated financial statements will depend on the Company’s future disposal activity.

In May 2014, the FASB the issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue From Contracts With Customers, that outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The ASU is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. The ASU becomes effective for the Company at the beginning of its 2017 fiscal year; early adoption is not permitted. The Company is currently assessing the impact that this standard will have on its consolidated financial statements.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of common stock of the Company as of July 31, 2014 by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of common stock of the Company is based on 21,990,666 shares of common stock of the Company issued and outstanding as of July 31, 2014.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Amount of Shares of Common Stock	Percent of Class %
Name and Address of Beneficial Owners(1)
5% or Greater Stockholders
Quinpario Partners I, LLC(2)	7,964,333	34.4%
AQR Capital Management LLC(3)	2,331,300	9.6%
Polar Securities, Inc.(4)	2,013,300	9.2%
Davidson Kempner Partners(5)	2,057,316	8.8%
Oz Management LP(6)	1,916,051	8.3%
Scoggin Capital Management II LLC(7)	1,796,751	7.6%
Fir Tree, Inc.(8)	1,480,200	6.7%
Saw Mill Capital LLC(9)	1,193,583	5.1%

Directors and Executive Officers
David C. Westgate(10)	657,574	2.9%
Stephen L. Cripe(11)	155,869	*
David A. Cataldi(12)	73,063	*
John J. Hengel(13)	29,225	*
William P. Schultz(14)	14,612	*
Srivas Prasad(15)	24,354	*
Dr. Florestan von Boxberg(16)	29,225	*
James P. Heffernan	53,800	*
Edgar G. Hotard(17)	53,800	*
Robert H. Jenkins	—	—
Vincent L. Martin(18)	48,709	*
Jeffry N. Quinn(2)(19)	8,111,893	35.1%
Dr. John Rutledge(20)	53,800	*
James F. Stern	—	—
James M. Sullivan	—	—
All directors and executive officers as a group (15 persons)(21)	9,305,924	38.5%

*	Represents less than 1%.
1	Unless otherwise noted, the business address of each of the persons and entities listed above is 411 East Wisconsin Avenue, Suite 2100, Milwaukee, Wisconsin 53202.
2	Based on information contained in the Schedule 13D filed on July 10, 2014 by Quinpario Partners LLC, Quinpario Partners I, LLC, our Sponsor, the Jeffry N. Quinn Family Trust uad 8/10/2012 and Jeffry N. Quinn. The amount shown includes 1,150,000 shares of Common Stock underlying IPO Placement Warrants that are exercisable within 60 days and 73,340 shares indirectly owned by Jeffry N. Quinn Family Trust uad 8/10/2012 through its membership interest in Quinpario Partners I, LLC, consisting of 20,000 IPO Placement Shares and 53,340 founder shares. Percentage based on shares of Common Stock outstanding as of June 30, 2014 plus 1,150,000 shares underlying the IPO Placement Warrants. Jeffry N. Quinn maintains control over the securities in the Jeffry N. Quinn Family Trust uad 8/10/2012. Quinpario Partners LLC is the managing member of Quinpario Partners I, LLC. Jeffry N. Quinn, our Chairman of the Board, is the sole managing member of Quinpario Partners LLC. Consequently, Mr. Quinn may be deemed the beneficial owner of the founder shares and IPO Placement Shares held by our Sponsor and has sole voting and dispositive control over such securities. Mr. Quinn disclaims beneficial ownership over any securities owned by our Sponsor in which he does not have any pecuniary interest. Each of Quinpario Partners I, LLC, Quinpario Partners LLC, the Jeffry N. Quinn Family Trust uad 8/10/2012 and Jeffry N. Quinn have a business address of 12935 N. Forty Drive, Suite 201, St. Louis, MO 63141.
3	Based on information contained in the Schedule 13G filed on July 17, 2014 by AQR Capital Management, LLC (“AQR”). AQR has reported it owns Warrants convertible into 2,331,300 shares of Common Stock, which Warrants are exercisable within 60 days. Percentage based on shares of Common Stock outstanding as of July 31, 2014 plus 2,331,300 shares underlying Warrants. AQR has disclosed that it owns a portion of such amount as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company. Reporting persons have an address at Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

4	Based on information contained in Amendment No.1 to Schedule 13G filed on February 14, 2014 by Polar Securities Inc. (“Polar Securities”) and North Pole Capital Master Fund (“North Pole”). The reporting persons have reported that North Pole owns the shares directly and Polar Securities is deemed to own such shares as the investment advisor to North Pole. The reporting persons have shared voting and dispositive power over the shares reported. The address of the business office of each of the reporting persons is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.
5	Based on information contained in the Schedule 13G filed on July 8, 2014 by M. H. Davidson & Co. (“CO”), M.H. Davidson & Co. GP, L.L.C., the general partner of CO, Davidson Kempner Partners (“DKP”), MHD Management Co. (“MHD”), the general partner of DKP, MHD Management Co. GP, L.L.C., the general partner of MHD, Davidson Kempner Institutional Partners, L.P. (“DKIP”), Davidson Kempner Advisers Inc., the general partner of DKIP, Davidson Kempner International, Ltd. (“DKIL”), Davidson Kempner Capital Management LP (“DKCM”), the investment manager to each of CO, DKP, DKIP, and DKIL, KCM GP LLC, the general partner of DKCM, and Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan Blackwell, Patrick W. Dennis and Gabriel T. Schwartz, each of whom are the managing members of DKCM. Each of DKCM and Messrs. Kempner, Jr., and Dowicz are responsible for the voting and investment decisions relating to the securities held by CO, DKP, DKIP and DKIL reported therein. CO is deemed to beneficially own 6,312 shares of Common Stock issuable upon exercise of Warrants that are exercisable within 60 days, DKP is deemed to beneficially own 109,687 shares of Common Stock and 280,795 shares of Common Stock issuable upon exercise of Warrants that are exercisable within 60 days, DKIP is deemed to beneficially own 247,009 shares of Common Stock and 603,142 shares of Common Stock issuable upon exercise of Warrants that are exercisable within 60 days and DKIL is deemed to beneficially own 244,004 shares of Common Stock and 566,367 shares of Common Stock issuable upon exercise of Warrants that are exercisable within 60 days. By virtue of their relationships described above, each of DKCM and Messrs. Kempner, Jr., and Dowicz are deemed to beneficially own 600,700 shares of Common Stock and 1,456,616 shares of Common Stock issuable upon exercise of Warrants held by CO, DKP, DKIP and DKIL. Percentage based on shares of Common Stock outstanding as of July 31, 2014 plus 1,456,616 shares underlying Warrants. Each of the reporting persons named above have a business address of c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.
6

Based on information contained in Amendment No. 1 to the Schedule 13G filed on July 10, 2014 by OZ Management LP (“OZ”), OZ Management II LP (“OZII”), Och-Ziff Holding Corporation (“OZHC”), Och- Ziff Holding II LLC (“OZHII”), Och-Ziff Capital Management Group LLC (“OZM”), Daniel S. Och, and OZ Master Fund, Ltd. (“OZMD”). Includes 941,649 shares of Common Stock and 974,402 Warrants that are exercisable within 60 days. Percentage based on shares of Common Stock outstanding as of July 31, 2014 plus 974,402 shares underlying Warrants. OZ and OZII each serve as the principal investment manager to a number of investment funds and discretionary accounts (the “Accounts”), including OZMD. OZII is a wholly-owned subsidiary of OZ and, as such, OZ may be deemed to be the beneficial owner of shares held in the Accounts managed by

OZII. OZ is the sole member of OZHII, the general partner of OZII. As a result, OZ has voting and dispositive authority over the shares reported in the Schedule 13G. OZHC serves as the general partner of OZ. As such, OZHC may be deemed to control OZ and therefore may be deemed to be the beneficial owner of the shares reported in the Schedule 13G. OZM is the sole shareholder of OZHC, and for purposes of the Schedule 13G may be deemed to be the beneficial owner of the shares reported in the Schedule 13G. Mr. Och is the Chief Executive Officer and Executive Managing Director of OZM. As such, for purposes of the Schedule 13G, he may be deemed to control such entity and therefore be deemed to be the beneficial owner of the shares reported in the Schedule 13G. The address of the principal business office of each of the reporting persons except OZMD is 9 West 57th Street, 39th Floor, New York, NY 10019. The address of the principal business office of OZMD is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, Grand Cayman, Cayman Islands.
7	Based on information contained in the Schedule 13G filed on July 11, 2014 by Scoggin Capital Management II LLC, Scoggin International Fund, Ltd., Scoggin Worldwide Fund, Ltd., TCW/Scoggin Event Driven Master Fund, L.P., Scoggin LLC, Old Bellows Partners LP, TCW/Scoggin, LLC, A. Dev Chodry, Craig Effron, and Curtis Schenker. Includes (i) 951,555 shares that are deemed beneficially owned by Scoggin Capital Management II LLC, based upon the conversion of 5,114 shares of Series A Convertible Preferred Stock and the exercise of 536,400 Warrants, (ii) 726,755 shares that are deemed beneficially owned by Scoggin International Fund, Ltd., based upon the conversion of 3,682 shares of Series A Convertible Preferred Stock and the exercise of 427,850 Warrants, (iii) 81,180 shares that are deemed beneficially owned by Scoggin Worldwide Fund, Ltd., based upon the conversion of 1,000 shares of Series A Convertible Preferred Stock, and (iv) 37,261 shares that are deemed beneficially owned by TCW/Scoggin Event Driven Master Fund, L.P., based upon the conversion of 204 shares of Series A Convertible Preferred Stock and the exercise of 20,700 Warrants. Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC. Craig Effron and Curtis Schenker are principals of Old Bellows Partners L.P. The investment manager of TCW/Scoggin Event Driven Master Fund, L.P. is TCW/Scoggin, LLC. A. Dev Chodry, Craig Effron and Curtis Schenker are the Co-Chief Investment Officers of TCW/Scoggin, LLC. By virtue of these relationships, Scoggin LLC is deemed to beneficially own the shares beneficially owned by Scoggin Capital Management II LLC, Scoggin International Fund, Ltd. and Scoggin Worldwide Fund, Ltd., Old Bellows Partners LP is deemed to beneficially own the shares beneficially owned by Scoggin Worldwide Fund, Ltd., TCW/Scoggin, LLC is deemed to beneficially own the shares beneficially owned by TCW/Scoggin Event Driven Master Fund, L.P., and each of A. Dev Chodry, Craig Effron and Curtis Schenker is deemed to beneficially own the shares beneficially owned by Scoggin Capital Management II LLC, Scoggin International Fund, Ltd., Scoggin Worldwide Fund, Ltd., and TCW/Scoggin Event Driven Master Fund, L.P. Percentage based on shares of Common Stock outstanding as of July 31, 2014 plus 1,796,751 shares of Common Stock underlying the reporting persons’ Series A Convertible Preferred Stock and Warrants. Each of Scoggin International Fund, Ltd. and Scoggin Worldwide Fund, Ltd. has a business address at c/o Mourant Ozannes Corporate Services (Cayman) Ltd., 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands. TCW/Scoggin Event Driven Master Fund, L.P. has a business address at c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. TCW/Scoggin, LLC has a business address at 865 South Figueroa Street, 18th Floor, Los Angeles, CA 90017. Each of the other reporting persons named above has a business address at 660 Madison Avenue, New York, NY 10065.

8	According to a Schedule 13G filed with the SEC on February 14, 2014 by Fir Tree, Inc (“Fir Tree”), the reporting person beneficially owns 1,480,200 shares of Common Stock purchased by certain private investment funds for which Fir Tree serves as the investment manager. Fir Tree has been granted investment discretion over the shares of Common Stock held by certain private investment funds for which Fir Tree serves as the investment manager. Reporting person has an address at 505 Fifth Avenue, 23rd Floor, New York, New York 10017.
9	Represents shares of JPHI received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock. Percentage based on shares of Common Stock outstanding as of July 31, 2014 plus 1,193,583 shares of Common Stock that can be issued upon exchange of JPHI stock. Saw Mill Capital Partners, LP is the direct owner of 1,183,438 shares of JPHI and Saw Mill Capital Investors, LP is the direct owner of 10,145 shares of JPHI. Reporting person has an address at 555 Pleasantville Road, South Building, Suite 220, Briarcliff Manor, NY 10510.
10	Includes 657,574 shares of JPHI received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock. Percentage based on shares of Common Stock outstanding as of July 31, 2014 plus 657,574 shares of Common Stock that can be issued upon exchange of JPHI stock.
11	Includes 155,869 shares of JPHI received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
12	Includes 73,063 shares of JPHI received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
13	Includes 29,225 shares of JPHI received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
14	Includes 14,612 shares of JPHI received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
15	Includes 24,354 shares of JPHI received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.

16	Includes 29,225 shares of JPHI received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
17	Does not include 84,341 shares indirectly owned by Hotard Family Interests, Ltd. through its membership interest in the Sponsor, consisting of 23,000 IPO Placement Shares and 61,341 founder shares. Mr. Hotard does not have voting or dispositive control over such securities. Hotard Family Interests, Ltd. is controlled by Mr. Hotard, who has voting and dispositive power over its securities (other than as set forth in this footnote). Hotard Family Interests, Ltd. has an address of PO Box 632266, Littleton, CO 80163.
18	Includes 48,709 shares of JPHI received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
19	Includes 50,000 shares owned directly by the Jeffry N. Quinn Family Trust uad 8/10/2012, which Mr. Quinn controls.
20	Does not include 36,670 shares indirectly owned by Dr. Rutledge through his membership interest in the Sponsor, consisting of 10,000 IPO Placement Shares and 26,670 founder shares. Dr. Rutledge does not have voting or dispositive control over such securities.
21	Percentage based on shares of Common Stock outstanding as of July 31, 2014 plus 1,032,631 shares of Common Stock that can be issued upon exchange of JPHI stock and 1,150,000 shares underlying IPO Placement Warrants.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the consummation of the Business Combination is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 246, which is incorporated herein by reference.

On June 30, 2014, James P. Heffernan, James M. Sullivan and James F. Stern were appointed to serve as Class I directors effective upon consummation of the Business Combination, with terms expiring at the Company’s annual meeting of stockholders in 2015. Effective as of the closing, the size of the board of directors was increased to nine members, and the board appointed Robert H. Jenkins, Vincent L. Martin and Dr. John Rutledge to serve as Class II directors, with terms expiring at the annual meeting of stockholders in 2016, and Jeffry N. Quinn, David C. Westgate and Edgar G. Hotard to serve as Class III directors, with terms expiring at the annual meeting of stockholders in 2017. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 246, which is incorporated herein by reference.

Upon the closing, Messrs. Heffernan, Rutledge and Sullivan were appointed by the board of directors to serve on the Audit Committee of the board of directors, Messrs. Heffernan, Jenkins and Stern were appointed by the board of directors to serve on the Compensation Committee of the board of directors and Messrs. Hotard, Jenkins, Martin and Quinn were appointed by the board of directors to serve on the Corporate Governance and Nominating Committee of the board of directors. Information with respect to the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is set forth in the Proxy Statement in the section entitled “Management after the Business Combination” beginning on page 246, which is incorporated herein by reference.

Upon the closing, David C. Westgate was appointed to serve as the Company’s Chief Executive Officer, Stephen L. Cripe was appointed to serve as the Company’s Chief Financial Officer, John J. Hengel was appointed to serve as the Company’s Vice President of Finance, William P. Schultz was appointed to serve as the Company’s General Counsel, David A. Cataldi was appointed to serve as the Company’s President of the Acoustics and Components segments, Srivas Prasad was appointed to serve as the Company’s President of the Seating segment and Dr. Florestan von Boxberg was appointed to serve as the Company’s President of the Finishing segment. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 246, which is incorporated herein by reference.

In connection with the closing, Walter Thomas Jagodinski and Ilan Kaufthal resigned from their positions as directors.

Executive Compensation

The compensation of our executive officers is generally described in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 246, which is incorporated herein by reference. The compensation of Jason’s named executive officers before the Business Combination is set forth in the Proxy Statement in the section entitled “Information about Jason—Executive Compensation” beginning on page 190, which is incorporated herein by reference.

On June 30, 2014, the stockholders of the Company approved the Jason Industries, Inc. 2014 Omnibus Incentive Plan (the “Plan”). The description of the Plan set forth in the section entitled “Proposal No. 8—Approval and Adoption of the Jason Industries, Inc. 2014 Omnibus Incentive Plan” beginning on page 151 is incorporated herein by reference. A copy of the full text of the Plan is filed as Exhibit 10.14 to this Current Report on Form 8-K and is incorporated herein by reference.

Director Compensation

On June 30, 2014, upon completion of the Business Combination, the board of directors considered and voted to approve the director compensation arrangement, below, as recommended by the Compensation Committee:

Cash:
Regular Director Annual Cash Retainer	$50,000
Non-Executive Chair Annual Cash Retainer	$100,000
Audit Committee Chair Retainer	$15,000
Audit Committee Member Retainer	$7,500
Compensation Committee Chair Retainer	$15,000
Compensation Committee Member Retainer	$7,500
Corporate Governance & Nominating Committee Chair Retainer	$7,500
Corporate Governance & Nominating Committee Member Retainer	$3,750
Equity(1)(2):
Grant date value of Annual Equity Retainer	$100,000
Illustrative Examples of Annual Cash:
Director, Chair of Comp. Committee, Member of Audit Committee	$72,500
Non-Executive Chair (also Corporate Governance & Nominating Committee Chair)	$107,500

Note:

(1)	Restricted Stock Unit (“RSU”) Grants would vest on the first anniversary of the date of grant.
(2)	Delivery of the shares underlying the RSUs would be deferred until the six-month anniversary of the conclusion of a Director’s Board service.

Certain Relationships and Related Transactions

The description of certain relationships and related transactions is included in the Proxy Statement in the section entitled “Certain Relationships and Related Transactions” beginning on page 270, which is incorporated herein by reference.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Investor Rights Agreement,” “Item 1.01. Entry into a Material Definitive Agreement—Employment Agreements” and “Item 1.01. Entry into a Material Definitive Agreement—Indemnification Agreements,” of this Current Report on Form 8-K is incorporated herein by reference.

Independence of Directors

The Company’s board of directors has determined that James P. Heffernan, Edgar G. Hotard, Robert H. Jenkins, Vince Martin, Dr. John Rutledge, James F. Stern and James M. Sullivan are independent within the meaning of Nasdaq Rule 5605(a)(2) and that they qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership.

Legal Proceedings

Information about legal proceedings is set forth in the Proxy Statement in the section entitled “Information about Jason—Legal Proceedings” beginning on page 189, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information about the market price, number of stockholders and dividends for the Company’s securities is set forth in the Proxy Statement in the section entitled “Price Range of Securities and Dividends” beginning on page 273, which is incorporated herein by reference. As of the Closing Date, there were approximately 319 holders of record of the Company’s common stock.

In connection with the closing of the Business Combination, the Company’s common stock trading symbol was changed to “JASN” and its warrant trading symbol was changed to “JASNW.”

On June 30, 2014, in connection with the closing of the Business Combination, all of the units of the Company separated into their component parts of one share of common stock and one warrant to purchase one share of common stock of the Company, and the units ceased trading on NASDAQ.

Recent Sales of Unregistered Securities

Information about unregistered sales of Quinpario’s equity securities is set forth in “Part II, Item 15. Recent Sales of Unregistered Securities” of Amendment No. 2 to Quinpario’s Registration Statement on Form S-1 (File No. 333-189431) filed with the SEC on July 31, 2013.

On June 30, 2014, the Company conducted the private placement of 45,000 shares of Series A Convertible Preferred Stock for gross proceeds to the Company of approximately $45 million in reliance upon an exemption from registration under the Securities Act, by reason of Section 4(a)(2) thereof.

Description of the Company’s Securities

A description of the Company’s common stock and the Company’s warrants is included in the Proxy Statement in the section entitled “Description of Securities” beginning on page 254, which is incorporated by reference herein.

The Company has authorized 125,000,000 shares of capital stock, consisting of 120,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of the Closing Date following the redemption, there were 21,990,666 shares of the Company’s common stock issued and outstanding, 45,000 shares of Series A Convertible Preferred Stock of the Company outstanding and warrants to purchase 18,400,000 shares of the Company’s common stock outstanding. As of the Closing Date, there were approximately 319 holders of record of the Company’s common stock, 11 holders of record of the Series A Convertible Preferred Stock and 2 holders of record of the Company’s warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is set forth in the Proxy Statement in the section entitled “Proposal No. 1—Approval of the Business Combination—The Purchase Agreement” beginning on page 87, which is incorporated herein by reference.

Financial Statements and Supplementary Data

The financial statements of Jason included in the Proxy Statement beginning on page F-30 are incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Change of the Company’s Independent Registered Public Accounting Firm

The information set forth under “Item 4.01. Changes in Registrant’s Certifying Accountant” of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under “—Financial Statements and Supplementary Data” and “Item 9.01. Financial Statements and Exhibits” of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The Audited Consolidated Financial Statements of Jason for the years ended December 31, 2011, 2012 and 2013 as well as the Unaudited Condensed Consolidated Financial Statements of Jason for the quarterly period ended March 28, 2014 are included in the Proxy Statement beginning on page F-30 and are incorporated herein by reference. Below are the unaudited Condensed Consolidated Financial Statements of Jason for the quarterly period ended June 27, 2014.

Jason Partners Holdings Inc.

Jason Partners Holdings Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2013	June 27, 2014	June 28, 2013	June 27, 2014
Net sales	$176,196	$190,615	$355,865	$377,151
Cost of goods sold	134,789	148,993	274,044	293,485

Gross profit	41,407	41,622	81,821	83,666

Selling and administrative expenses	26,519	27,263	53,478	55,175
Newcomerstown fire gain - net (Note 13)	(4,635)	-	(2,916)	-
Loss on disposals of property, plant and equipment - net	35	215	40	338
Restructuring (Note 3)	100	1,907	172	2,554
Transaction-related expenses (Note 1)	998	3,233	1,015	4,774
Multiemployer pension plan withdrawal gain (Note 1)	(696)	-	(696)	-

Operating income	19,086	9,004	30,728	20,825

Interest expense	(3,579)	(3,724)	(13,359)	(7,219)
Equity income	500	516	725	831
Gain from sale of joint ventures (Note 2)	-	-	-	3,508
Gain from involuntary conversion of property, plant and equipment (Note 13)	-	-	1,927	-
Other income (expense) - net	50	29	97	107

Income before income taxes	16,057	5,825	20,118	18,052

Tax provision	5,793	588	7,213	5,080

Net income	10,264	5,237	12,905	12,972

Accretion of preferred stock dividends and redemption premium	660	-	1,646	-

Net income available to common shareholders	$9,604	$5,237	$11,259	$12,972

Net income per share available to common shareholders:
Basic and diluted	$9,604	$5,237	$11,259	$12,972

Weighted average number of common shares outstanding:
Basic and diluted	1,000	1,000	1,000	1,000

Cash dividends paid per common share	$5,760	$-	$30,722	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jason Partners Holdings Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2013	June 27, 2014	June 28, 2013	June 27, 2014
Net income	$10,264	$5,237	$12,905	$12,972
Other comprehensive income (loss):
Employee retirement plan adjustments, net of tax	78	48	157	105
Cumulative foreign currency translation adjustments associated with joint ventures sold	-	-	-	(591)
Foreign currency translation adjustments	(35)	(592)	(848)	(463)

Total other comprehensive loss	43	(544)	(691)	(949)

Comprehensive income	$10,307	$4,693	$12,214	$12,023

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jason Partners Holdings Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	December 31, 2013	June 27, 2014
Assets
Current assets
Cash and cash equivalents	$16,318	$27,471
Accounts receivable - net of allowances for doubtful accounts of $2,227 at December 31, 2013 and $2,459 at June 27, 2014	77,003	97,692
Inventories - net	72,259	77,834
Deferred income taxes	6,755	7,027
Investments in partially-owned affiliates held for sale (Note 2)	8,211	-
Other current assets	19,746	19,444

Total current assets	200,292	229,468
Property, plant and equipment - net of accumulated depreciation of $57,362 at December 31, 2013 and $64,983 at June 27, 2014	126,286	126,535
Goodwill	34,198	34,198
Other intangible assets - net	49,131	46,429
Investments in partially-owned affiliates	5,547	6,089
Deferred income taxes	2,066	2,832
Other assets - net	5,497	5,357

Total assets	$423,017	$450,908

Liabilities and Shareholders’ Equity

Current liabilities
Current portion of long-term debt	$6,904	$6,389
Accounts payable	58,042	64,486
Accrued compensation and employee benefits	20,831	21,218
Accrued interest	2,998	281
Accrued income taxes	2,764	7,143
Liabilities related to fire (Note 13)	1,000	812
Deferred income taxes	105	105
Other current liabilities	19,679	22,110

Total current liabilities	112,323	122,544

Long-term debt	235,831	243,763
Postretirement health and other benefits	11,134	11,107
Multiemployer pension plan withdrawal liability	2,213	2,133
Deferred income taxes	27,774	24,447
Other long-term liabilities	3,270	4,322

Total liabilities	392,545	408,316

Commitments and contingencies (Note 12)

Shareholders’ Equity
Common stock, $0.001 par value 1,000 shares authorized, 1,000 shares issued and outstanding	-	-

Additional paid-in capital	25,358	25,455
Retained earnings	4,640	17,612
Accumulated other comprehensive income (loss)	474	(475)

Total shareholders’ equity	30,472	42,592

Total liabilities and shareholders’ equity	$423,017	$450,908

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jason Partners Holdings Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 28, 2013	June 27, 2014

Cash flows from operating activities
Net income	$12,905	$12,972

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	10,362	10,125
Amortization of intangible assets	2,718	2,727
Amortization of deferred financing costs and debt discount	519	426
Write-off of deferred financing costs due to debt extinguishment	1,423	-
Equity income, net of dividends	(725)	(831)
Deferred income taxes	1,282	(4,476)
Loss on disposals of property, plant and equipment - net	40	338
Gain from sale of joint ventures (Note 2)	-	(3,508)
Gain from involuntary conversion of property, plant and equipment (Note 13)	(1,927)	-
Non-cash stock compensation	102	97
Net increase (decrease) in cash due to changes in:
Accounts receivable	(20,894)	(20,632)
Inventories	5,151	(5,602)
Insurance receivable	(266)	-
Other current assets	(167)	1,249
Accounts payable	3,531	6,498
Accrued compensation and employee benefits	395	1,141
Accrued interest	52	(2,716)
Accrued income taxes	3,011	4,398
Liabilities related to fire	(270)	(188)
Other - net	1,093	2,223

Total adjustments	5,430	(8,731)

Net cash provided by operating activities	18,335	4,241

Cash flows from investing activities
Proceeds from disposals of property, plant and equipment and other assets	842	159
Proceeds from sale of joint ventures	-	11,500
Insurance proceeds related to property, plant and equipment	2,088	-
Payments for property, plant and equipment	(11,256)	(10,998)
Acquisitions of patents	(9)	(33)
Other investing activities	-	(490)

Net cash (used in) provided by investing activities	(8,335)	138

Cash flows from financing activities
Payment of capitalized debt issuance costs	(3,690)	(444)
Payments of previous U.S. term loan	(178,534)	-
Proceeds from new U.S. term loan	225,000	-
Payments of new U.S. term loan	(5,000)	(1,175)
Proceeds from U.S. revolving loans	17,600	64,725
Payments of U.S. revolving loans	(17,600)	(53,725)
Proceeds from other long-term debt	1,029	1,383
Payments of other long-term debt	(6,802)	(3,868)
Payments of preferred stock redemptions (Note 8)	(30,831)	-
Payments of common stock dividends (Note 9)	(30,722)	-

Net cash (used in) provided by financing activities	(29,550)	6,896

Effect of exchange rate changes on cash and cash equivalents	(254)	(122)

Net (decrease) increase in cash and cash equivalents	(19,804)	11,153

Cash and cash equivalents, beginning of period	29,557	16,318

Cash and cash equivalents, end of period	$9,753	$27,471

Supplemental disclosure of cash flow information
Non-cash financing activities:
Accretion of preferred stock dividends and redemption premium	$1,646	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Accounting Policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements of Jason Partners Holdings Inc. and its subsidiaries (“the Company”) have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheet data as of December 31, 2013 was derived from the Company’s audited financial statements, but does not include all disclosures required by generally accepted accounting principles. For additional information, including the Company’s significant accounting policies, refer to the consolidated financial statements and related footnotes in the Company’s financial statements for the periods ended December 31, 2011, 2012 and 2013.

The Company’s year ends on December 31. Throughout the year, the Company reports its results using a fiscal calendar whereby each three month quarterly reporting period is approximately thirteen weeks in length, ending on a Friday. The exceptions are the first quarter, which begins on January 1, and the fourth quarter, which ends on December 31. For 2013, the Company’s fiscal quarters are comprised of the three months ended March 29, June 28, September 27 and December 31. In 2014, the Company’s fiscal quarters are comprised of the three months ended March 28, June 27, September 26 and December 31.

In the opinion of management, all adjustments considered necessary for a fair statement of financial results have been made. Such adjustments consist of only those of a normal recurring nature. Interim results are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2014.

The Company made the decision to withdraw from the Morton multiemployer plan as of August 15, 2012. In connection with the withdrawal the Company recorded an expense of $3.4 million during the year ended December 31, 2012. This represented the estimated present value of the Company’s obligation to the plan as of that date. The withdrawal amount was finalized during 2013 and the Company reduced its liability by reversing expense of $0.7 million. This amount is included as a separate line item on the condensed consolidated statements of operations.

Reclassifications

The condensed consolidated statement of operations for the three and six months ended June 28, 2013 included herein reflects separately presented “Transaction-related expenses”, the total amounts of which had previously been included within “Selling and administrative expenses”. Such prior year amounts have been reclassified in the comparative periods presented to conform to the current period presentation. Transaction-related expenses were $1.0 million in both the three and six months ended June 28, 2013, and were $3.2 million and $4.8 million in 2014, respectively.

Recently issued accounting standards

In April 2014, the Financial Accounting Standards Board (“FASB”) issued guidance changing the criteria for reporting discontinued operations. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operating and financial results. The new guidance also expanded the disclosures requirements about discontinued operations. The new guidance is effective for fiscal years and reporting periods beginning after December 15, 2014 with early adoption permitted. The impact of the adoption of this guidance on the Company’s condensed consolidated financial statements will depend on the Company’s future disposal activity.

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue From Contracts With Customers, that outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The ASU is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. The ASU becomes effective for the Company at the beginning of its 2017 fiscal year; early adoption is not permitted. The Company is currently assessing the impact that this standard will have on its consolidated financial statements.

2.	Sale of Joint Ventures

During the first quarter of 2014, the Company completed the sale of its 50% equity interest in two of its joint ventures for a total of $11.5 million. The sale of one of the joint ventures in the amount of $7.5 million was completed in January 2014 and the sale of the second joint venture in the amount of $4.0 million was completed in March 2014. The Company recorded a $3.5 million gain on the sale of the joint ventures, which is reported separately on the condensed consolidated statements of operations. The gain includes the recognition of $0.6 million of cumulative translation adjustments which had been recorded in accumulated other comprehensive income. The $0.6 million is reported separately in the condensed consolidated statements of comprehensive income. Terms of the sale include a supply agreement which will allow the Company to purchase product at established prices over the agreement’s three-year term.

3.	Restructuring Costs

The Company has continued to make changes to its worldwide manufacturing footprint. These actions resulted in charges relating to employee severance and other related charges, such as exit costs for consolidation and closure of plant facilities, employee relocation and lease termination costs. During the three and six months ended June 28, 2013, the Company incurred $0.1 million and $0.2 million of restructuring charges. During the three and six months ended June 27, 2014, the Company incurred $2.0 million and $2.6 million of restructuring charges. These restructuring costs are presented separately on the condensed consolidated statements of operations.

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following table presents the restructuring liability activity for the six month periods ended June 28, 2013 and June 27, 2014 (in thousands):

	Severance costs	Lease termination costs	Other costs	Total
Balance - December 31, 2012	$180	$1,070	$98	$1,348
Current period restructuring charges	172	-	-	172
Cash payments	(222)	(120)	(98)	(440)

Balance - June 28, 2013	$130	$950	$-	$1,080

	Severance costs	Lease termination costs	Other costs	Total
Balance - December 31, 2013	$1,112	$818	$65	$1,995
Current period restructuring charges	629	631	1,294	2,554
Cash payments	(1,088)	(104)	(899)	(2,091)

Balance - June 27, 2014	$653	$1,345	$460	$2,458

The accruals for severance presented above relate to costs incurred in the Finishing and Acoustics segments. These accruals are expected to be utilized during the next twelve months and are recorded within other current liabilities on the condensed consolidated balance sheets. The accrual for lease termination costs relates to restructuring costs within the Components and Finishing segments. At December 31, 2013 and June 27, 2014, $0.5 million and $0.9 million, respectively, is recorded within other long-term liabilities and $0.3 million and $0.4 million, respectively, is recorded within other current liabilities on the condensed consolidated balance sheets.

4.	Related Party Transactions

The Company is part of a Management Services Agreement with Saw Mill Capital LLC (“Saw Mill”) and Falcon Investment Advisors, LLC (“FIA”, together with Saw Mill, the “Service Providers”), affiliates of the Company’s majority shareholders. Management fees and related expenses paid to the Service Providers under this agreement were approximately $0.3 million and $0.6 million for the three and six month periods ended June 28, 2013. These costs were approximately $0.3 million and $0.6 million for the three and six month periods ended June 27, 2014. In addition, during the six months ended June 28, 2013, the Company paid fees of $2.3 million to the Service Providers in connection with the refinancing discussed in Note 7.

5.	Inventories

Inventories at December 31, 2013 and June 27, 2014 consisted of the following (in thousands):

	December 31, 2013	June 27, 2014

Raw material	$ 37,562	$ 40,828
Work-in-process	5,653	6,553
Finished goods	29,044	30,453

	$ 72,259	$ 77,834

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

6.	Goodwill and Other Intangible Assets

The Company’s goodwill balance by reportable segment at December 31, 2013 and June 27, 2014 were as follows (in thousands):

Seating	Components	Total
$ 19,402	$ 14,796	$ 34,198

The Company’s other intangible assets at December 31, 2013 and June 27, 2014 consisted of the following (in thousands):

	December 31, 2013			June 27, 2014

	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net

Patents	$2,337	$(948)	$1,389	$2,370	$(1,110)	$1,260
Customer relationships	37,290	(7,611)	29,679	37,290	(8,885)	28,405
Trademarks and other intangibles	25,820	(7,757)	18,063	25,820	(9,056)	16,764

Total amortized other intangible assets	$65,447	$(16,316)	$49,131	$65,480	$(19,051)	$46,429

7.	Revolving Loans and Other Long-Term Debt Instruments

At December 31, 2013 and June 27, 2014, the Company assessed the amounts recorded under revolving loans and long-term debt and determined that such amounts approximated fair value. The fair value of the debt was based on quoted inactive market prices and is therefore classified as Level 2 within the valuation hierarchy.

Revolving loans and other long-term debt instruments at December 31, 2013 and June 27, 2014 consisted of the following (in thousands):

	December 31, 2013	June 27, 2014

U.S. term loan	$229,438	$228,263
Debt discount on U.S. term loan	(429)	(387)
U.S. revolving loans	-	11,000
Foreign debt	11,304	9,074
Capital lease obligations	2,422	2,202

	242,735	250,152
Less: Current portion	(6,904)	(6,389)

	$235,831	$243,763

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Credit facility – refinancing and amendment

In February 2013, the Company replaced its existing credit agreement with a new $260.0 million senior secured credit facility. The new facility included a six-year, $225.0 million senior secured term loan and a five-year, $35.0 million revolving loan. The borrowings under the term loan, along with existing cash, were used to retire borrowings outstanding under a previous term loan of $178.5 million, redeem 17,757.7 shares of preferred stock for $24.8 million, pay a cash dividend to common shareholders of $25.0 million and pay various expenses associated with the refinancing. In November 2013, the credit facility was amended to increase term loan borrowings by $10.0 million, as allowed by the agreement.

The refinancing of the term loan portion of the former facility resulted in recognition of a significant portion of the debt as a debt extinguishment in the first quarter of 2013. The extinguishment was caused by the change in the projected present value of cash flows under the new agreement, resulting in a loss on extinguishment of $5.4 million. This amount is included in interest expense for the six months ended June 28, 2013 and includes $4.0 million of lender fees incurred through the refinancing as well as a $1.4 million write-off of unamortized deferred financing costs related to the old credit facility. In addition, the Company has included $0.2 million in interest expense related to other debt issuance costs that were allocated to a portion of the debt which the Company treated as a debt modification. The Company capitalized additional debt issuance costs of $2.6 million in connection with the refinancing that will be expensed over the life of the term loan. Furthermore, the Company capitalized an additional $1.1 million of debt issuance costs related to the refinancing of the revolving loan facility. These costs will be amortized over the life of the agreement on a straight-line basis.

At December 31, 2013, the interest rate on the term loan was 5.00%. At June 27, 2014, the interest rates on the outstanding balances of the term loan and the revolving loan were both 6%. At June 27, 2014, the Company had a total of $19.9 million of availability for additional borrowings under the $35.0 million revolving loan facility as the Company had an outstanding balance of $11.0 million and letters of credit outstanding of $4.1 million which reduce availability under the facility. The revolver is subject to a fee of 3.75% on all outstanding letters of credit and a fee of 0.50% on the unused portion of the facility, payable on a monthly basis.

Foreign debt

At December 31, 2013 and June 27, 2014, the Company has recorded $11.3 million and $9.1 million, respectively, in foreign debt obligations, including various overdraft facilities and term loans. The largest foreign debt balances are held by the Company’s subsidiaries in Germany (approximately $6.8 million and $5.7 million as of December 31, 2013 and June 27, 2014, respectively) and Mexico (approximately $2.7 million and $1.2 million as of December 31, 2013 and June 27, 2014, respectively). These various foreign loans are comprised of individual outstanding obligations ranging from approximately $0.1 million to $3.0 million and $0.1 million to $2.5 million as of December 31, 2013 and June 27, 2014, respectively.

8.	Redeemable Preferred Stock

In February 2013, in connection with the refinancing discussed in Note 7, the Company exercised its option and redeemed 17,757.7 preferred shares for $24.8 million in payments which included a redemption premium of $2.2 million. In June 2013, the Company redeemed an additional 4,535.6 shares for $6.0 million in payments leaving 12,706.7 shares outstanding at

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

June 28, 2013. For the three and six month periods ended June 28, 2013, the Company recognized approximately $0.7 and $1.6 million of accretion of preferred stock dividends and redemption premium which are reported on the condensed consolidated statements of operations and recorded as a reduction to retained earnings during these periods.

During 2013, the Company redeemed all of the 35,000 outstanding preferred shares at the end of 2012. The redemption totaled $48.4 million, which included the $35.0 million original liquidation value, accumulated and unpaid dividends of $11.2 million and a redemption premium of $2.2 million. Dividends on the preferred stock had accrued each quarter on a cumulative basis at a rate of 10% per year and compounded quarterly through February 28, 2013, and at a rate of 12% after that date through the final redemption on November 14, 2013.

9.	Shareholders’ Equity

At December 31, 2013 and June 27, 2014, the Company had authorized for issuance 1,000 shares of $0.001 par value common stock of which 1,000 shares of common stock were issued and outstanding.

During the three month and six month periods ended June 28, 2013, the Company paid $5.8 million and $30.7 million of dividends to common shareholders, respectively. These payments included a dividend of $25.0 million in February 2013 in connection with the refinancing discussed in Note 7. The dividends were recorded as a reduction to retained earnings and additional contributed capital.

The changes in the shareholders’ equity balances for the six months ended June 27, 2014 are as follows (in thousands):

				Accumulated
		Additional		Other
	Common	Contributed	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total
Balance at December 31, 2013	$ -	$ 25,358	$ 4,640	$ 474	$ 30,472
Stock compensation activity	-	97	-	-	97
Net income	-	-	12,972	-	12,972
Employee retirement plan adjustments, net of tax	-	-	-	105	105
Foreign currency translation adjustments	-	-	-	(1,054)	(1,054)

Balance at June 27, 2014	$ -	$ 25,455	$ 17,612	$ (475)	$ 42,592

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The changes in the components of accumulated other comprehensive income (loss), net of taxes, for the six months ended June 28, 2013 and June 27, 2014 are as follows (in thousands):

	Employee	Foreign currency
	retirement plan	translation
	adjustments	adjustments	Total
Balance at December 31, 2012	$(1,158)	$(1,101)	$(2,259)
Amount reclassified from accumulated other comprehensive income	157	-	157
Foreign currency translation adjustments	-	(848)	(848)

Balance at June 28, 2013	$(1,001)	$(1,949)	$(2,950)

	Employee	Foreign currency
	retirement plan	translation
	adjustments	adjustments	Total
Balance at December 31, 2013	$(156)	$630	$474
Amount reclassified from accumulated other comprehensive income	105	-	105
Cumulative foreign currency translation adjustments associated with joint ventures sold	-	(591)	(591)
Foreign currency translation adjustments	-	(463)	(463)

Balance at June 27, 2014	$(51)	$(424)	$(475)

Employee retirement plan adjustments of $0.1 and $0.2 million were reclassified from accumulated other comprehensive income (loss), primarily into selling and administrative expenses, on the condensed consolidated statement of operations during the three and six months ended June 28, 2013. Comparable reclassification adjustments were made during the three and six months ended June 27, 2014 totaling approximately $0.1 million in both periods.

During the three months ended March 28, 2014, $0.6 million of cumulative foreign currency translation adjustments were recognized as part of the $3.5 million gain on the sale of joint ventures on the condensed consolidated statement of operations.

10.	Income Taxes

At the end of each three month period, the Company estimates a base effective tax rate expected for the full year based on the most recent forecast of pre-tax income, permanent book and tax differences, and global tax planning strategies. The Company uses this base rate to provide for income taxes on a year-to-date basis, excluding the effect of significant, unusual, discrete or extraordinary items, and items that are reported net of their related tax effects. The Company records the tax effect of significant, unusual, discrete or extraordinary items, and items that are reported net of their tax effects in the period in which they occur.

The provision for income taxes as a percentage of earnings before income taxes was 36.1% and 35.9% for the three and six months ended June 28, 2013, respectively, and 10.1% and 28.1% for the three and six months ended June 27, 2014, respectively. The Company’s income tax expense is impacted by a number of factors, including, among others, the amount of taxable earnings derived in foreign jurisdictions with tax rates that are higher or lower than the U.S. federal statutory rate, permanent items, state tax rates, and the ability to utilize net operating loss carry forwards. The Company recognized a net discrete tax benefit of $1.3 million and $1.1 million for the three and six months ended June 27, 2014, respectively, which were primarily related to the settlement of audit examinations in Germany and the State of Illinois. The Company recognized net discrete tax expense of $0.2 million for the six months ended June 27, 2014, which included the impact of the sale of joint ventures during the first quarter. Net discrete tax expense was immaterial for the three and six months ended June 28, 2013. The provisions for income taxes as a percentage of earnings before income taxes for the three and six month periods ended June 27, 2014 were lower than the percentages for the comparable periods in 2013 due primarily to the discrete tax benefit related to the audit settlements, which favorably impacted the percentages for the three and six months ended June 27, 2014 by 23.0% and 5.9%, respectively, and a higher mix of earnings in jurisdictions with lower income tax rates. These factors also caused the 2014 provisions for income taxes as a percentage of earnings before income taxes to be lower than the U.S. statutory tax rate of 35%. The comparable percentages for the three and six months ended June 28, 2013 did not differ significantly from the U.S. federal statutory rate.

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The amount of gross unrecognized tax benefits was $3.7 million and $1.9 million at December 31, 2013 and June 27, 2014, respectively. Of the $1.9 million of unrecognized tax benefits, $0.5 million would reduce our effective tax rate if recognized.

During the next twelve months, the Company does not expect any significant changes in its unrecognized tax benefits. The Company recognizes interest and penalties related to tax matters in tax expense. Accrued interest and penalties were immaterial at December 31, 2013 and June 27, 2014.

11.	Business Segments, Geographic and Customer Information

The Company identifies its segments using the “management approach,” which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the company’s reportable segments. The Company has four reportable segments: Seating, Finishing, Acoustics and Components.

Net sales information relating to the Company’s reportable segments is as follows for the three and six months ended June 28, 2013 and June 27, 2014 (in thousands):

	Three Months Ended		Six Months Ended
	June 28, 2013	June 27, 2014	June 28, 2013	June 27, 2014
Net sales
Seating	$ 44,476	$ 52,587	$ 97,413	$ 104,878
Finishing	46,702	50,109	91,763	96,692
Acoustics	53,903	56,923	102,306	109,930
Components	31,115	30,996	64,383	65,651

	$ 176,196	$ 190,615	$ 355,865	$ 377,151

The Company uses “Adjusted EBITDA” as the primary measure of profit or loss for the purposes of assessing the operating performance of its segments. The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization and (gain)/loss on disposal of property, plant and equipment. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of non-cash or non-operational losses or gains, including long-lived asset impairment charges, integration and other operational restructuring charges, transactional legal fees, other professional fees and special employee bonuses, Newcomerstown fire losses and gains, multiemployer pension plan withdrawal expense (gain), purchase accounting adjustments and Management Services Agreement fees and expenses.

Management believes that Adjusted EBITDA provides a clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. Certain corporate-level administrative expenses such as payroll and benefits, incentive compensation, travel, marketing, accounting, auditing and legal fees and certain other expenses are kept within its corporate results and not allocated to its business segments. Adjusted EBITDA is used to facilitate a comparison of the Company’s operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric. In addition, this measure is used to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

As the Company uses Adjusted EBITDA as its primary measure of segment performance, US GAAP rules on segment reporting require the Company to include this measure in its discussion of segment operating results. The Company must also reconcile Adjusted EBITDA to operating results presented on a US GAAP basis.

Adjusted EBITDA information relating to the Company’s reportable segments is presented below followed by a reconciliation of total segment Adjusted EBITDA to consolidated income before taxes for the three and six months ended June 28, 2013 and June 27, 2014 (in thousands):

	Three Months Ended		Six Months Ended
	June 28, 2013	June 27, 2014	June 28, 2013	June 27, 2014
Segment Adjusted EBITDA
Seating	$7,368	$9,557	$16,687	$17,668
Finishing	4,622	7,529	9,038	13,532
Acoustics	7,292	5,237	12,437	9,676
Components	5,563	4,474	10,958	11,013

	$24,845	$26,797	$49,120	$51,889

Total segment Adjusted EBITDA	$24,845	$26,797	$49,120	$51,889
Interest expense, including intercompany	(660)	(678)	(1,383)	(1,269)
Depreciation and amortization	(6,328)	(6,500)	(13,017)	(12,796)
(Loss) on disposal of property, plant and equipment - net	(35)	(214)	-	(336)
Restructuring	(100)	(1,907)	(172)	(2,554)
Transaction-related expenses	-	(242)		(242)
Integration and other restructuring costs	-	(1,927)	-	(2,575)
Newcomerstown fire gain	4,635	-	4,843	-
Multiemployer pension plan withdrawal (loss) gain	696	-	696	-
Gain from sale of joint ventures	-	-	-	3,508

Total segment income before income taxes	23,053	15,329	40,087	35,625

Corporate general and administrative expenses	(3,048)	(3,438)	(6,876)	(7,032)
Corporate interest expense, including intercompany	(2,919)	(3,046)	(11,976)	(5,950)
Corporate depreciation	(31)	(29)	(62)	(57)
Corporate transaction-related expenses	(998)	(2,991)	(1,015)	(4,532)
Corporate loss on disposal of property, plant and equipment	-	-	(40)	(2)

Consolidated income before taxes	$16,057	$5,825	$20,118	$18,052

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Assets held by reportable segment as of December 31, 2013 and June 27, 2014 were as follows (in thousands):

	December 31, 2013	June 27, 2014
Assets
Seating	$93,238	$98,916
Finishing	136,371	144,403
Acoustics	106,031	119,499
Components	93,112	96,313

Total segments	428,752	459,131
Corporate and eliminations	(5,735)	(8,223)

Consolidated	$423,017	$450,908

12.	Litigation and Contingencies

The Company is a party to various legal proceedings that have arisen in the normal course of its business. These legal proceedings typically include product liability, labor, and employment claims. The Company has recorded reserves for loss contingencies based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date, can be reasonably estimated and is not covered by insurance. In the opinion of management, the resolution of these contingencies will not have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

At December 31, 2013 and June 27, 2014, the Company held reserves of $1.1 million for environmental matters at two locations. The ultimate cost of any remediation required will depend on the results of future investigation. Based upon available information, the Company believes that it has obtained and is in substantial compliance with those material environmental permits and approvals necessary to conduct its business. Based on the facts presently known, the Company does not expect environmental costs to have a material adverse effect on its financial condition, results of operations or cash flows.

13.	Newcomerstown Fire

On November 27, 2011, the Company experienced a fire at an Acoustics’ facility in Newcomerstown, Ohio (“Newcomerstown”). No one was injured as a result of the fire. Newcomerstown was comprised of approximately 93,000 square feet in one leased building with an additional 38,000 square foot expansion in process. Newcomerstown employed 103 employees prior to the accident. The fire destroyed the entire leased facility and its contents. Newcomerstown manufactured non-woven acoustical fiber insulation for the automotive industry. During 2012, the Company commenced a lease of a facility in Battle Creek, Michigan as a replacement to the Newcomerstown, Ohio location and reached pre-accident production levels at this location during the three months ended September 27, 2013.

The Company negotiated a final settlement with its insurance carrier related to this incident during the three months ended September 27, 2013 and received its final insurance payment during the three months ended December 31, 2013. Other than future payments of liabilities recorded to third parties, the Company finalized its accounting for the incident during the three months ended December 31, 2013. As a result, there were no expenses (income) during the three and six months ended June 27, 2014. For the three and six months ended June 28, 2013, the Company recorded the following expenses (income) related to the incident (in thousands):

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

	Three Months Ended June 28, 2013	Six Months Ended June 28, 2013
Business interruption expenses	$ 3,840	$ 7,319
Less insurance recoveries:
Property	-	(1,927)
Business interruption	(8,475)	(10,235)

Subtotal insurance recoveries	(8,475)	(12,162)

Net fire gain	$ (4,635)	$ (4,843)

Through the date of the settlement mentioned above, the Company has recorded insurance recoveries in the amount of $61.9 million of which $26.9 million related to property and $35.0 million related to business interruption. The Company has recorded $1.0 million and $0.8 million of liabilities for estimated expenses to be paid as of December 31, 2013 and June 27, 2014, respectively. The Company recorded gains of $4.6 million and $2.9 million associated with business interruption expenses, net of recovery for the three and six months ended June 28, 2013, respectively, and a gain of $1.9 million from involuntary conversion of property, plant and equipment for the six months ended June 28, 2013. The Company received $11.3 million and $12.1 million of recoveries from its insurance carrier during the three and six months ended June 28, 2013, respectively.

14.	Subsequent Events

Consummation of Business Combination

On June 30, 2014, the Company and Quinpario Acquisition Corp. (“QPAC”), a publicly-held company listed on NASDAQ, completed the previously announced business combination in which JPHI Holdings Inc. (“JPHI”), a majority owned subsidiary of QPAC, acquired 100 percent of the capital stock of the Company from its current owners, Saw Mill Capital, LLC, Falcon Investment Advisors, LLC and other investors. The purchase price of $538.65 million was funded by the cash proceeds from QPAC’s initial public offering, new debt and rollover equity invested by the Company’s former owners and management of the Company (collectively the “Rollover Participants”). Following the business combination, the Company became an indirect majority-owned subsidiary of QPAC, with QPAC owning approximately 81.8 percent of JPHI and the Rollover Participants owning a noncontrolling interest of approximately 18.2 percent of JPHI. The purchase price includes the payment of $10.8 million for current assets that are in excess of normalized working capital requirements. A final working capital settlement will occur during the third quarter of fiscal 2014, and may adjust the purchase price.

In connection with the consummation of the business combination with QPAC, all indebtedness under the U.S. credit facility was repaid in full, and the Company replaced its existing credit agreement with a new $460.0 million senior secured credit facility. The new facility included (i) term loans in an aggregate principal amount of $310.0 million (“First Lien Term Loans”) maturing in seven years, (ii) term loans in an aggregate principal amount of $110.0 million (“Second Lien Term Loans”) maturing in eight years, and (iii) a revolving loan of up to $40.0 million (“Revolving Credit Facility”) maturing in five years. Substantially concurrently with the consummation of the Business Combination, the full amount of the First Lien Term Loans and Second Lien Term Loans were drawn, and no revolving loans were drawn.

Jason Partners Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

In connection with the closing of the business combination, QPAC changed its name to Jason Industries, Inc., (hereinafter “Jason Industries”) and commenced trading of its common stock and warrants under the symbols, “JASN” and “JASNW”, respectively, on NASDAQ.

The following unaudited pro forma combined financial information presents the Company’s results as though Jason Industries and the Company had combined at January 1, 2013. Pro forma net earnings attributable to common shareholders were adjusted to exclude $4.8 million and $9.8 million of transaction-related expenses incurred in the three and six months ended June 27, 2014, respectively. Pro forma earnings attributable to common shareholders for the six months ended June 28, 2013 were adjusted to include these transaction-related expenses, and were adjusted by $3.9 million of nonrecurring expense related to the fair value adjustment to acquisition date inventory. The unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting under existing GAAP. Jason Industries is the acquirer for accounting purposes, and the Company is the accounting successor.

	(unaudited, in thousands)
	Three months ended		Six months ended
	June 28,	June 27,	June 28,	June 27,
	2013	2014	2013	2014
	(pro forma)	(pro forma)	(pro forma)	(pro forma)

Pro forma net sales	$176,196	$190,615	$355,865	$377,151
Pro forma net income attributable to common shareholders of controlling interest	3,758	1,650	(2,879)	3,537

Jason Industries has recorded a preliminary allocation of the purchase price to the Company’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the June 30, 2014 acquisition date. The preliminary consideration and preliminary purchase price allocation is as follows (in thousands):

Calculation of Consideration
Purchase price	$538,650
Purchase price adjustments in accordance with the Purchase Agreement
Add: Working capital adjustment	10,751
Less: Bank debt, including accrued interest	(250,826)
Add: Cash and cash equivalents	16,271
Less: Seller transaction costs paid by Jason	(17,500)

Total consideration transferred	$297,346

Preliminary Purchase Price Allocation

Cash and cash equivalents	$ 9,971
Accounts receivable	97,692
Inventories	81,702
Other current assets	25,094
Property, plant and equipment	197,396
Goodwill	173,881
Other identifiable intangible assets	183,323
Other assets	10,951
Current liabilities	(122,544)
Deferred income taxes	(98,408)
Long-term debt	(244,150)
Other long-term liabilities	(17,562)

Total consideration transferred	$ 297,346

The preliminary allocation of the purchase price and unaudited pro forma condensed consolidated financial information is based on the preliminary valuations performed to determine the fair value of the net assets as of the acquisition date. The amounts allocated to goodwill and intangible assets are based on preliminary valuations and are subject to final adjustment to reflect the final valuations. These final valuations of the assets and liabilities could have a material impact on the pro forma condensed combined statement of operations and preliminary purchase price allocation disclosed above.

In preparing the accompanying condensed consolidated financial statements, the Company has reviewed, as deemed necessary by the Company’s management, events that have occurred after June 27, 2014 and up until August 11, 2014, the date of issuance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JASON INDUSTRIES, INC.

	By:	/s/ Stephen L Cripe
	Name:	Stephen L. Cripe
	Title:	Chief Financial Officer

Date: August 11, 2014